UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

NATIONAL FINANCIAL PARTNERS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

It is our pleasure to invite you to the 2010 Annual Meeting of Stockholders of National Financial Partners Corp. The Annual Meeting will be held at 1:00 p.m. EDT on Wednesday, May 26, 2010 at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, NY 10017.

At our Annual Meeting you will be asked to:

•	Elect eight directors to NFP’s Board of Directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as NFP’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	Conduct any other business properly brought before the Annual Meeting.

The formal Notice of Annual Meeting and Proxy Statement follow and contain additional information regarding the matters to be acted on at the Annual Meeting.

We are very pleased that Mr. J. Barry Griswell, the former Chairman and Chief Executive Officer of Principal Financial Group, Inc., is a new nominee for the Board of Directors this year. Mr. Griswell has over three decades of financial services and insurance industry experience and has a reputation as a respected leader within the industry. NFP’s Board of Directors believes his experience, industry expertise and leadership would greatly benefit NFP.

Your vote is important. All stockholders of record at the close of business on March 30, 2010 will be entitled to vote at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings and regardless of whether or not you plan to attend the Annual Meeting in person. Accordingly, please mark, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares will be represented. Alternatively, you may be able to vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these services, if available to you, can be found on the enclosed proxy card or voting instruction form. By following these instructions, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so by following the instructions in the Proxy Statement that follows.

Thank you for your continued support. I am very much looking forward to our 2010 Annual Meeting of Stockholders.

Sincerely,

Jessica M. Bibliowicz

Chairman, President and

Chief Executive Officer

April 16, 2010

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 26, 2010

To the Stockholders of

NATIONAL FINANCIAL PARTNERS CORP.:

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of National Financial Partners Corp., a Delaware corporation (the “Company”), will be held on Wednesday, May 26, 2010, at 1:00 p.m. EDT, at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, NY 10017, for the following purposes:

(1)	To elect eight directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

(3)	To transact such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of the Company’s common stock at the close of business on March 30, 2010 will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010: The Proxy Statement and the 2009 Annual Report to Stockholders are attached. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to the Company’s proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of the Company’s proxy materials on the Internet. The Proxy Statement and the 2009 Annual Report to Stockholders are available at the Company’s Web site at http://www.nfp.com/ir. Additionally, and in accordance with SEC rules, you may access the Proxy Statement and the 2009 Annual Report to Stockholders at http://materials.proxyvote.com/63607P, which does not have “cookies” that identify visitors to the site.

WE ASK THAT YOU VOTE PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES ARE REPRESENTED. YOU MAY VOTE BY EITHER MARKING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE. SIGNING AND RETURNING THE PROXY CARD WILL NOT PROHIBIT YOU FROM ATTENDING THE ANNUAL MEETING. PLEASE REFER TO THE PROXY CARD OR OTHER VOTING INSTRUCTIONS INCLUDED WITH THESE PROXY MATERIALS FOR GUIDANCE ON VOTING BY TELEPHONE OR VIA THE INTERNET.

By Order of the Board of Directors,

Stancil E. Barton

Executive Vice President,

General Counsel and Corporate Secretary

April 16, 2010

PROXY STATEMENT TABLE OF CONTENTS

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

PROXY STATEMENT

Annual Meeting of Stockholders

Wednesday, May 26, 2010

The Board of Directors (the “Board”) of National Financial Partners Corp. (“NFP” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 26, 2010, at 1:00 p.m. EDT, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Roosevelt Hotel, East End Suite, 45 East 45th Street, New York, NY 10017. This Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders, and the 2009 Annual Report to Stockholders (the “2009 Annual Report”) were first mailed or otherwise made available, on or about April 16, 2010, to stockholders of record as of March 30, 2010 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROXY PROCESS

Why did I receive this Proxy Statement?

Stockholders of the Company at the close of business on the Record Date are entitled to vote at the Annual Meeting. You are receiving this Proxy Statement because you were an NFP stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the two proposals presented for stockholder action and includes information required to be disclosed to stockholders.

What am I being asked to vote on and how does the Board of Directors recommend that I vote?

You are being asked to vote on the two proposals below, and the Board of Directors recommends that you vote as follows:

Proposal I—FOR the election of the eight director nominees named in this Proxy Statement; and

Proposal II—FOR the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the 2010 fiscal year.

Will any other business be transacted at the Annual Meeting?

At the date of this Proxy Statement, the Company has no knowledge of any other business to be transacted at the Annual Meeting other than the two proposals described in this Proxy Statement. The period specified in the Company’s Amended and Restated By-Laws for submitting additional proposals to be considered at the Annual Meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the Annual Meeting, or any adjournments and postponements thereof, it is intended that the proxy holders will have discretionary authority to vote the shares which they represent in accordance with their best judgment.

Who may attend and vote at the Annual Meeting?

If you were a stockholder at the close of business on the Record Date, you are entitled to notice of, to vote at, and to attend, the Annual Meeting. As of the Record Date, 41,940,271 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”), representing all of our voting securities, were outstanding and eligible to vote at the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

We need a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to transact business at the Annual Meeting. Since 41,940,271 shares of Common Stock were outstanding as of the Record Date, the presence in person or by proxy of holders of at least 20,970,136 shares of Common Stock is required to establish a quorum.

Proxies received and marked “for,” “against,” or “abstain” and broker non-votes will be included in the calculation of the number of votes considered to be “present” at the Annual Meeting for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What are my voting rights?

You will be entitled to one vote per share of Common Stock that you owned as of the close of business on the Record Date. There are no cumulative voting rights.

Does My Vote Matter?

Yes. We are required to obtain stockholder approval for the election of directors and other important matters. In order for the Company to obtain the necessary stockholder approval of these matters, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the Annual Meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interests of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and take action on important company matters subject to stockholder approval.

What must I do if I want to attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis. Registration will begin at 12:00 p.m. and seating will begin at 12:30 p.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Street name holders will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Do I need to attend the Annual Meeting?

No, you are not required to attend the Annual Meeting, and you do not need to attend the Annual Meeting to vote your shares. Procedures for voting your shares by mail, telephone and the Internet are described below.

What is the difference between holding shares as a stockholder of record and holding shares in street name?

Shares Held as a Stockholder of Record.

If your shares are registered directly in your own name with NFP’s transfer agent, BNY Mellon Shareowner Services (“Mellon”), you are considered the stockholder of record with respect to those shares, and this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card were sent directly to you by the Company.

Shares Held in Street Name.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other intermediary, then you hold your shares in “street name,” and this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and voting instruction form were forwarded to you by your bank, broker or other intermediary. The intermediary holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You are considered a beneficial owner of the shares, and you have the right to direct that intermediary on how to vote the shares held in your account.

If I am a stockholder of record of Company shares, how do I vote?

If you are a stockholder of record, you may vote using the enclosed proxy card. The Board of Directors has designated the officers of NFP named on the proxy card as proxies. If you wish to appoint another person as your proxy at the Annual Meeting, you may do so by completing and delivering a different form of proxy to the Company. In order to vote, you must either sign and date the proxy card and return it in the enclosed postage paid envelope, or vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If you are a stockholder of record, you may also vote in person at the Annual Meeting by completing a ballot at the Annual Meeting. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so your vote will be counted if you later decide not to attend the Annual Meeting. If you submit your vote by proxy and later decide to vote in person at the Annual Meeting, the vote you submit at the Annual Meeting will override your previously submitted vote.

If I hold my shares in street name, how do I vote?

If you hold your shares in street name, please refer to the information on the voting instruction form forwarded to you by your bank, broker or other intermediary to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the intermediary that holds your shares and you must bring that proxy with you to the Annual Meeting.

What does it mean if I receive more than one set of proxy materials?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a stockholder of record and other shares as a beneficial owner through a broker or you may own shares through more than one broker. In these situations you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction form you receive or, if you submit your proxy by the Internet or telephone, vote once for each card or control number you receive.

What happens if I do not give specific voting instructions?

Stockholders of Record.

If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet but do not specify how you want to vote your shares on a particular item, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

Shares Held in Street Name.

If your shares are held in street name and you do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, your intermediary generally has the discretion to vote your shares on “routine” items but cannot vote on “non-routine” items. Under recently-amended rules of the New York Stock Exchange (“NYSE”), the election of directors (Proposal I) is now considered a non-routine item. Consequently, if you do not instruct your intermediary on how to vote your shares with respect to the election of directors, your shares will not be voted on Proposal I and your unvoted shares will be reported as a “broker non-vote.”

Broker non-votes will not be deemed a vote cast on either proposal and will have no effect on the outcome of the vote.

The Company encourages you to provide voting instructions to your intermediary as to how to vote your shares on all matters presented in this Proxy Statement.

How do I revoke my proxy and change my vote?

If you are a stockholder of record, you may revoke your grant of a proxy and change your vote at any time before your proxy is voted at the Annual Meeting by:

•	Delivering a written revocation of the proxy to the Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173;

•	Submitting another valid proxy bearing a later date (including by voting on the Internet or telephone or mailing a new proxy card); or

•	Attending and voting in person at the Annual Meeting, but you also must file a written revocation with the Corporate Secretary prior to voting.

If your shares are held in street name, you must contact your bank, broker or other intermediary in order to revoke your proxy and change your vote.

How many votes are required for approval of each proposal?

Proposal I—Election of Directors

Each nominee will be elected a director if he or she receives the affirmative majority of votes cast with respect to that nominee’s election. A majority of the votes cast means that the number of shares voted “for” a nominee must exceed 50% of the votes cast with respect to that nominee. In the election of directors, votes may be cast “for” or “against” any or all nominees, and a stockholder may also abstain from voting for any and all nominees. Abstentions, if any, will be excluded entirely from the vote and will have no effect on the election of directors.

Proposal II—Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the 2010 fiscal year. Votes may be cast “for” or “against” Proposal II, and a stockholder may also abstain from voting on the proposal. Abstentions, if any, will be excluded entirely from the vote and will have no effect on the ratification of PwC’s appointment.

How do I submit a stockholder proposal or nominate a director for election at the 2011 Annual Meeting?

Any stockholder intending to present a proposal at the Company’s 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) must arrange to have the proposal delivered to the Company not later than December 17, 2010, in order to have the proposal considered for inclusion in the Company’s proxy materials for that meeting. Proposals should be sent to the Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173 and any stockholder submitting a proposal must follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, for a matter to be properly brought before the 2011 Annual Meeting by a stockholder (as opposed to a matter included in the Company’s proxy materials), notice of a matter that is not included in the Company’s proxy materials must be received by the Company no earlier than December 27, 2010 and no later than January 26, 2011, and the stockholder must follow the procedures required by the Company’s Amended and Restated By-Laws. Proposals should be sent to the Corporate Secretary at the address above.

Matters submitted outside these dates are untimely and may not be presented in any manner at the 2011 Annual Meeting.

How can I inspect a stockholder list?

A list of the stockholders of record as of the close of business on March 30, 2010 will be available for inspection during ordinary business hours at the Company’s offices located at 340 Madison Avenue, 20th Floor, New York, NY 10173, from May 14, 2010 until the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

What is householding and how does it affect me?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” is designed to reduce printing and postage costs for companies.

Eligible street name stockholders who share a single address may receive only one copy of this Proxy Statement and the 2009 Annual Report at that address unless contrary instructions have been provided by the affected stockholder to his or her bank, broker or other intermediary. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact your bank, broker or other intermediary. The Company hereby undertakes to deliver promptly, upon written request, a copy of this Proxy Statement and the 2009 Annual Report to a stockholder at a shared address to which a single copy of the applicable document was delivered. Requests should be directed to your intermediary.

If you are a stockholder of record, householding was not available for the Company’s proxy materials relating to the Annual Meeting. However, householding will now be available for proxy materials relating to future annual meetings. If you are receiving multiple copies of the Company’s proxy materials and wish to receive only one, please contact Mellon (i) by mail at 480 Washington Boulevard, Jersey City, NJ 07310, (ii) by e-mail at shrrelations@bnymellon.com or (iii) by logging on to Mellon’s Investor ServiceDirect at http://www.bnymellon.com/shareowner/isd.

How can I obtain a copy of the Company’s 2009 Annual Report?

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 12, 2010 (the “2009 Form 10-K”). Requests for

copies of the Company’s 2009 Form 10-K should be directed to the Investor Relations Department of the Company at 340 Madison Avenue, 20th Floor, New York, NY 10173. The Company’s 2009 Annual Report accompanies this Proxy Statement.

I don’t want to receive paper copies of my proxy materials anymore. How do I sign up for electronic delivery?

If you are a stockholder of record, you may elect to receive the Company’s annual report to stockholders or proxy statements electronically by contacting Mellon (i) by mail at 480 Washington Boulevard, Jersey City, NJ 07310, (ii) by e-mail at shrrelations@bnymellon.com or (iii) by logging on to Mellon’s Investor ServiceDirect at http://www.bnymellon.com/shareowner/isd. If you hold your shares in street name, you should contact your bank, broker or other intermediary for information regarding electronic delivery of proxy materials.

An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder. Stockholders who elect to access proxy materials on the Internet may request prompt delivery of a hard copy of the Company’s 2009 Annual Report or this Proxy Statement by contacting the Company at (212) 301-4000 or by writing to the Investor Relations Department of the Company at 340 Madison Avenue, 20th Floor, New York, NY 10173.

Is my vote confidential?

Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated Mellon, the Company’s independent transfer agent and registrar, to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Who is paying for this solicitation?

All expenses incurred in connection with this solicitation by the Board of Directors will be borne by NFP. Directors, officers and other employees of NFP also may solicit proxies, without additional compensation, by telephone, in person or otherwise. In addition, the Company requests that banks, brokers and other intermediaries forward proxy materials to the beneficial owners of shares held of record by such persons and agrees to reimburse such persons and Mellon for reasonable out-of-pocket expenses incurred in forwarding such materials upon request.

Where and when will I be able to find the voting results?

You can find the official results of voting at the Annual Meeting in our Current Report on Form 8-K to be filed within four days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

How do I get to the Annual Meeting?

Directions for getting to the Annual Meeting can be found at the end of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information about persons, based on information contained in Schedules 13G filed with the SEC, who beneficially own more than 5% of the outstanding Common Stock as of March 30, 2010. As of March 30, 2010, 41,940,271 shares of Common Stock were outstanding.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,511,602	8.4%

The Goldman Sachs Group, Inc.(3) Goldman, Sachs & Co. 85 Broad Street New York, NY 10004	2,427,501	5.8%

Dimensional Fund Advisors LP(4) Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	2,203,515	5.3%

William Blair & Company, L.L.C.(5) 222 West Adams Street Chicago, IL 60606	2,182,432	5.2%

(1)	Beneficial ownership is a term broadly defined under SEC rules and regulations.
(2)	The information contained in this table is based on Amendment to Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”), and amends Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, N.A. (“BGI”) and certain of its affiliates (collectively, the “BGI Entities”). According to such filing, BlackRock, on December 1, 2009, announced the completion of its acquisition of BGI. As a result, the BGI Entities are now included as subsidiaries of BlackRock for purposes of such filing. According to such filing, BlackRock is the beneficial owner of 3,511,602 shares of Common Stock and has sole dispositive power and sole voting power with respect to all such shares.
(3)	The information contained in this table is based on Schedule 13G filed with the SEC on February 12, 2010 by The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. According to such filing, each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is the beneficial owner of 2,427,501 shares of Common Stock and each has shared dispositive power and shared voting power with respect to all such shares. This table reflects shares of Common Stock beneficially owned by certain operating units (the “GS Operating Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”) and does not include shares of Common Stock, if any, beneficially owned by any operating units of GSG whose ownership is disaggregated from that of the GS Operating Units in accordance with SEC Release No. 34-39538 (January 12, 1998). The GS Operating Units disclaim beneficial ownership of the shares of Common Stock beneficially owned by (i) any client accounts with respect to which the GS Operating Units or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the GS Operating Units act as the general partner, managing partner or other manager, to the extent interests in such entities are held by persons other than the GS Operating Units.
(4)	The information contained in this table is based on Schedule 13G filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP. According to such filing, Dimensional Fund Advisors LP has sole dispositive power with respect to 2,203,515 shares of Common Stock, and has sole voting power with respect to 2,165,039 of such shares. In addition, according to such filing, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are collectively referred to as the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the Common Stock owned by the Funds, and may be deemed to be the beneficial owner of the Common Stock held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.
(5)	The information contained in this table is based on Schedule 13G filed with the SEC on February 5, 2010 by William Blair & Company, L.L.C. According to such filing, William Blair is the beneficial owner of 2,182,432 shares of Common Stock and has sole dispositive power and sole voting power with respect to all such shares.

Named Executive Officers, Directors and Nominees

The following table lists the beneficial ownership of Common Stock, as of March 30, 2010, by each Named Executive Officer (as defined below) and each director, as well as by all directors, Named Executive Officers and other current executive officers as a group.

Name and Address*	Shares Beneficially Owned Excluding Options(1)	Options Exercisable Within 60 Days(2)	Total Beneficial Ownership	Percent of Class
Named Executive Officers, (3) Directors and Nominees
Jessica M. Bibliowicz(4)	256,125	80,000	336,125	**
Donna J. Blank	4,416	—	4,416	**
James R. Gelder	23,775	—	23,775	**
Michael N. Goldman	45,337	3,000	48,337	**
Douglas W. Hammond	61,330	6,000	67,330	**
Stephanie W. Abramson	9,222	15,000	24,222	**
Arthur S. Ainsberg	16,722	15,000	31,722	**
R. Bruce Callahan	81,744	1,000	82,744	**
John A. Elliott	10,822	5,000	15,822	**
Shari Loessberg	7,722	10,000	17,722	**
Kenneth C. Mlekush(5)	20,889	5,000	25,889	**
J. Barry Griswell(6)	—	—	—	—
All executive officers and directors as a group (14 persons)	586,458	150,000	736,458	1.8%

*	All addresses are c/o National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173.
**	Less than 1.0% of the outstanding shares of Common Stock.
(1)	To NFP’s knowledge, all Named Executive Officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise below. Excludes phantom stock units held by executive officers in connection with participation in the Deferred Compensation Plan (as defined below) that are not convertible into shares of Common Stock.
(2)	Reflects options held by each person granted under one or more of NFP’s Stock Incentive Plans (as defined below) that are or will become exercisable within 60 days of March 30, 2010.
(3)	The Company’s Named Executive Officers include the Company’s Chief Executive Officer, Ms. Bibliowicz (the “CEO”), Chief Financial Officer, Ms. Blank (the “CFO”), and its next three most highly compensated executive officers, other than the CEO and the CFO, each of whom is listed in the Summary Compensation Table below.
(4)	Ms. Bibliowicz owns 2,000 shares of Common Stock jointly with her children.
(5)	Includes 10,000 shares owned by the Kenneth C. Mlekush Revocable Trust.
(6)	Mr. Griswell is a new director nominee and does not currently serve on NFP’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that NFP’s executive officers and directors and persons who beneficially own more than 10% of the Company’s outstanding Common Stock file certain reports of beneficial ownership of Common Stock and changes in such ownership with the SEC and provide copies of these reports to NFP. Based solely on NFP’s review of these reports and written representations furnished to NFP, NFP believes that, except as reported below, all reports required to be filed by each of the reporting persons during the year ended December 31, 2009 were filed in a timely manner and were accurate in all material respects.

In January 2009, Mr. Callahan failed to timely file a Form 4 to report his acquisition of phantom stock units through the Company’s Amended and Restated Deferred Compensation Plan for Employees of NFP, NFPSI and NFPISI (the “Deferred Compensation Plan”) which is described on page 29 and page 35 below. These phantom stock units are not convertible into shares of Common Stock. Upon discovery of this oversight, this transaction was subsequently reported.

PROPOSAL I. ELECTION OF DIRECTORS

The current term of office of the Company’s directors expires at the Annual Meeting. The Nominating and Corporate Governance Committee and the Board of Directors have nominated and are recommending the election of each of the nominees set forth below as a director of the Company to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, in accordance with the Amended and Restated By-Laws of the Company. Each nominee, other than Mr. Griswell, is currently a director of the Company. Should any nominee become unable or unwilling to accept nomination or election, it is intended that the persons named as proxies will vote the shares that they represent for the election of a substitute nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Name	Company Affiliation	Age as of March 30, 2010	Year First Elected to Serve as Director
Jessica M. Bibliowicz	Chairman, President and CEO	50	1999
Stephanie W. Abramson	Director	65	2003
Arthur S. Ainsberg	Director	63	2003
R. Bruce Callahan(1)	Director	70	2007
John A. Elliott	Director	64	2005
J. Barry Griswell(2)	Director Nominee	61	N/A
Shari Loessberg	Director	49	2003
Kenneth C. Mlekush	Director	71	2005

(1)	Mr. Callahan also previously served as a director of the Company from June 1999 to August 2003.
(2)	Mr. Griswell will be standing for election to the Board of Directors at the 2010 Annual Meeting for the first time.

See “Information about the Company’s Directors, Nominees and Executive Officers—Directors and Nominees” below for more detailed biographical information relating to the nominees for election to the Board of Directors.

The Board of Directors recommends a vote FOR each of the persons nominated by the Board of Directors.

INFORMATION ABOUT THE COMPANY’S DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Directors and Nominees

Qualifications

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration NFP’s Guidelines for Selection of Directors (“NFP’s Director Guidelines”) and the Company’s Corporate Governance Guidelines, both available on the Company’s Web site at http://www.nfp.com/ir, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. However, the Nominating and Corporate Governance Committee’s determination is made based primarily on the following criteria: (i) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business, (ii) diversity of viewpoints, backgrounds, experiences and other demographics, (iii) business or other relevant experience and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is effective, collegial and responsive to the Company’s needs.

Set forth below is biographical information concerning each director and other nominee who is standing for election at the Annual Meeting. Following the biographical information for each nominee is a description of such nominee’s specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. In addition to the information presented below, the Company believes that a board comprised of its director nominees constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds.

See “Corporate Governance—Nominating and Corporate Governance Committee—Selection and Nomination of Directors” below for information regarding the process undertaken by the Nominating and Corporate Governance Committee in selecting and nominating qualified director candidates.

Jessica M. Bibliowicz. Ms. Bibliowicz joined NFP in April 1999 and has served as NFP’s President and Chief Executive Officer since then and as Chairman of the Board of Directors since June 2003. Prior to joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Since May 2006, Ms. Bibliowicz has served as a director of The Asia Pacific Fund, Inc. Ms. Bibliowicz is also a member of the Board of Overseers of Weill Cornell Medical Center, serves on the Boards of Directors of Riverdale Country School and John Jay College Foundation, and serves on the Board of Trustees of Cornell University.

Ms. Bibliowicz’s experience as President and Chief Executive Officer of the Company for over 10 years gives her unique insights into the Company’s operations, challenges and opportunities, and a deep understanding of the Company’s producer talent. Ms. Bibliowicz has over 25 years of financial services industry experience, and during that time has amassed extensive knowledge about the industries in which the Company operates.

Stephanie W. Abramson. Ms. Abramson has served as an Adjunct Professor of Law at New York University School of Law since January 2010. From July 2005 to July 2008, Ms. Abramson served as Executive Vice President and General Counsel of DoubleClick Inc., an online advertising technology products and services company which was acquired by Google Inc. in March 2008. Ms. Abramson was a lawyer and consultant in private practice from January 2003 to June 2005. From February 2001 to January 2003, Ms. Abramson served as Chief Legal Officer and Chief Corporate Development Officer of Heidrick & Struggles International, Inc., and from June 1995 to November 2000, served as Executive Vice President, General Counsel and Secretary of Young & Rubicam Inc. Prior to joining Young & Rubicam Inc., Ms. Abramson was a Partner with Morgan, Lewis & Bockius. Ms. Abramson has also been a member of various committees of the New York City Bar Association.

Ms. Abramson has a solid understanding of legal and regulatory affairs, and valuable expertise in matters involving executive compensation, governance and mergers and acquisitions. Ms. Abramson has practiced law for over four decades, and has acquired significant legal expertise in her position as general counsel for various public and private companies.

Arthur S. Ainsberg. Since August 2009, Mr. Ainsberg has served as the Chief Operating Officer of Lehman Brothers Inc. in Liquidation. From December 2003 until July 2009, Mr. Ainsberg served as the Independent Consultant for Morgan Stanley & Co., under the Global Research Analyst Settlement, and was responsible for selecting and monitoring the providers of independent research for the clients of Morgan Stanley. Mr. Ainsberg was Chief Operating Officer at two investment partnerships, Brahman Capital Corp. from 1996 to 2000 and Bessent Capital Corp. during 2001. He also served as Chairman of the New York State Board for Public Accountancy from 1999 to 2000 and was a member of the Board from 1993 to 2001. From 1998 to 2000, he was also a member of the Board of District 10 of the National Association of Securities Dealers. Mr. Ainsberg has served as a director, Chairman of the Audit Committee and member of the Compliance Committee of Nomura Securities International, Inc. since 1996. Mr. Ainsberg is also the author of Shackleton: Leadership Lessons From Antarctica (2008).

Mr. Ainsberg has robust experience in the financial services industry and a deep understanding of public and financial accounting matters for financial services companies. Mr. Ainsberg also brings to the Board of Directors a valuable perspective from his experience as a board member of another public company.

R. Bruce Callahan. Mr. Callahan has also served as Chairman Emeritus of NFP Insurance Services, Inc. (“NFPISI”) since January 2006 and currently serves in various supervisory capacities and has an active role in carrier and producer relations and career development at NFPISI. Mr. Callahan served as Chairman and Chief Executive Officer of NFPISI from January 1999 to December 2005. Mr. Callahan also served as an NFP director from NFP’s inception to August 2003. Prior to joining NFP, Mr. Callahan was a founder and managing partner of Partners Financial Inc., a national producer group, before it was acquired by NFP in January 1999.

Mr. Callahan is a current employee, and former Chief Executive Officer, of NFPISI, an NFP subsidiary and a licensed insurance agency and insurance marketing organization. His history with the Company provides him with intimate knowledge of the Company’s operations. Mr. Callahan possesses extensive management and operational experience in the insurance and financial services industries, having held various sales, sales management and senior executive positions at various entities in the industry during his career.

John A. Elliott. Since September 2002, Dr. Elliott has served as Vice President of Baruch College, Dean of the Zicklin School at Baruch College and the Irwin and Arlene Ettinger Chair in Accountancy at the Zicklin School. Prior to joining the Zicklin School, Dr. Elliott served as an Associate Dean of the Johnson Graduate School of Management at Cornell University from 1996 to 2002 and held various professorship positions at Cornell University from 1982 to 2002. Dr. Elliott has served as a director of the Graduate Management Admissions Council since June 2004.

Dr. Elliott possesses a Ph.D in Accounting and has garnered significant financial acumen and experience and background with regard to public and financial accounting matters. Dr. Elliott also brings to the Board of Directors exemplary communication and leadership skills honed during his career in academia that prove invaluable during boardroom deliberations.

J. Barry Griswell. Mr. Griswell has served in various executive positions at Principal Financial Group, Inc., a global financial services provider which offers a wide range of insurance and financial products and services, including Chairman from January 2002 to December 2008, Chief Executive Officer from January 2002 to April 2008 and President from January 2002 until June 2006. Mr. Griswell has also served as a director of Principal Financial Group, Inc. since April 2001, and served as Chairman of its board of directors from January 2002 to May 2009. Prior to joining Principal Financial Group, Inc., Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation, a distribution-marketing subsidiary of Metropolitan Life Insurance

Company. Mr. Griswell has previously held several leadership positions with various industry trade associations, including the American Council of Life Insurers, the Life Underwriting Training Council, LIMRA and LL Global. He has also served as a director of Herman Miller, Inc., a public company that is an office furnishings designer and manufacturer, since July 2004.

Mr. Griswell is the former Chairman and Chief Executive Officer of a Fortune 500 company that operates within the Company’s industry. As such, he has extensive executive leadership, management and operational experience in the insurance and financial services industries. Mr. Griswell has a robust knowledge of and familiarity with the industries in which the Company operates, and in particular, has a strong background in the benefits industry, a line of business that is increasingly significant to the Company’s corporate strategy. Mr. Griswell also brings to the Board of Directors valuable public company board and board committee experience.

Shari Loessberg. Since September 1999, Ms. Loessberg has served as Senior Lecturer, Technological Innovation, Entrepreneurship, and Strategic Management, at the Massachusetts Institute of Technology Sloan School of Management. In July 2000, Ms. Loessberg co-founded Zeta Networks, an optical networking components firm, and served as its Chief Operating Officer until May 2002. Ms. Loessberg served as President of the strategy firm Big World from May 1998 to June 2000, and for the five years prior to that, Ms. Loessberg was in Moscow, Russia, serving as Partner, Director and General Counsel of the firm now known as Brunswick UBS.

Ms. Loessberg has significant management, strategic and operational experience having been the founder and a senior executive of both a financial services company and a technology firm, and having served as president of a strategy firm. In her current academic position, Ms. Loessberg focuses on entrepreneurship and building strategies for growing companies. Ms. Loessberg brings to the Board of Directors a unique perspective as a result of her academic focus and her personal entrepreneurial background. She also has considerable experience in governance matters.

Kenneth C. Mlekush. Mr. Mlekush, currently retired, served as Vice Chairman of Jefferson-Pilot Life Insurance Company from October 2002 to April 2004 and held various executive officer positions at Jefferson- Pilot Life Insurance Company from January 1993 to April 2004, including President from April 1998 to October 2002. Mr. Mlekush has served as a director of Pan American Life Insurance Company since June 2005.

Mr. Mlekush has robust executive leadership and management experience in the insurance and financial services industries, having served as the president and a board member of four life insurance companies during his 40 years of experience in the industry. Mr. Mlekush has a deep understanding of insurance carrier operations and insurance distribution, and brings to the Board of Directors extensive board experience and strong leadership skills honed during his career as an insurance industry executive.

Executive Officers

Set forth below is information, as of March 30, 2010, concerning the Company’s executive officers.

Name	Age	Position
Jessica M. Bibliowicz	50	President and Chief Executive Officer
Stancil E. Barton	47	Executive Vice President and General Counsel
Donna J. Blank	49	Executive Vice President and Chief Financial Officer
James R. Gelder	61	Chief Executive Officer of NFPISI and President of NFP’s Individual Client Group
Michael N. Goldman	37	Executive Vice President, Mergers and Acquisitions
Douglas W. Hammond	44	Executive Vice President and Chief Operating Officer
Edward O’Malley	37	President of NFP’s Corporate Client Group
James L. Poer	39	President of NFP Securities, Inc. (“NFPSI”)

Jessica M. Bibliowicz. For biographical information regarding Ms. Bibliowicz, see page 10 above.

Stancil E. Barton. Mr. Barton joined NFP in September 2005 and has served as NFP’s Executive Vice President, General Counsel and Chief Compliance Officer since June 2008. From April 2008 to June 2008 Mr. Barton served as Deputy General Counsel and Chief Compliance Officer, and prior to that, he served as Senior Vice President and Chief Compliance Officer. Prior to joining NFP, Mr. Barton was a partner with the law firm currently known as The Baetz Law Firm, a Texas-based firm specializing in insurance regulatory matters that he co-founded in 2003. Previously, Mr. Barton was a partner with the law firm currently known as Dewey & LeBoeuf LLP.

Donna J. Blank. Ms. Blank joined NFP in September 2008 and has served as NFP’s Executive Vice President and Chief Financial Officer since then. From 2003 until prior to joining NFP, Ms. Blank served as Chief Financial Officer of Financial Guaranty Insurance Company, a provider of financial guaranty insurance for public finance and structured finance transactions (“FGIC”), both before and after its sale by GE Capital Corporation to an investor group in late 2003. From 1997 to 2003, Ms. Blank served in several financial roles at FGIC.

James R. Gelder. Mr. Gelder joined NFP in July 2007 and has served as Chief Executive Officer of NFPISI and Executive Vice President, NFP since then. From 2002 until prior to joining NFP, Mr. Gelder served as head of the life insurance business distribution organization for ING U.S. Financial Services, where he was responsible for all individual retail life insurance distribution. Since April 1999, Mr. Gelder has served on the Board of Directors of ReliaStar Life Insurance Company of New York, a subsidiary of ING Groep N.V.

Michael N. Goldman. Mr. Goldman joined NFP in March 2001 and has served as NFP’s Executive Vice President, Mergers and Acquisitions since April 2008. Mr. Goldman served as Senior Vice President, Head of Mergers and Acquisitions from January 2005 to April 2008 and served in various positions within NFP’s Office of the General Counsel prior to January 2005. Prior to joining NFP, Mr. Goldman was associated with the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP.

Douglas W. Hammond. Mr. Hammond joined NFP in November 1999 and has served as Chief Operating Officer since April 2008. Mr. Hammond served as NFP’s Executive Vice President and General Counsel from January 2004 to June 2008 and as NFP’s Executive Vice President and Deputy General Counsel from December 2002 to January 2004. Prior to December 2002, Mr. Hammond served in various positions within NFP’s Office of the General Counsel. Prior to joining NFP, Mr. Hammond was associated with the law firm currently known as Dewey & LeBoeuf LLP.

Edward O’Malley. Mr. O’Malley joined NFP in February 2002 and has served as President of NFP’s Corporate Client Group and Senior Vice President of NFP since September 2009. From January 2004 to September 2009, Mr. O’Malley served as NFPISI’s SVP of NFP Benefits, an operating division of NFPISI, and prior to that, served as Director of Benefits Distribution at NFPISI. Prior to joining NFP, Mr. O’Malley was Vice President of Sales and Business Development for V-Simplify, a web-based employee benefits administrator.

James L. Poer. Mr. Poer joined NFPSI in 2003 and has served as President of NFPSI, a subsidiary of NFP and a registered broker-dealer, investment adviser and licensed insurance agency, since June 2008. Mr. Poer served as Senior Vice President of NFPSI’s Advisory & Investment Services from January 2005 to June 2008 and as Vice President, Advisory Services from February 2003 to December 2004. Prior to joining NFP, Mr. Poer was Director of Advisory Services for two of American International Group, Inc.’s registered investment advisors.

CORPORATE GOVERNANCE

Board of Directors

Meetings

The Board of Directors oversees NFP’s business and directs NFP’s management. The Board of Directors meets periodically with management to review NFP’s performance and NFP’s future business strategy. Members of the Board of Directors also regularly consult with management. The Board of Directors met 22 times during 2009. Each director attended, either in person or by telephone, at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during 2009.

Independence

Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with NFP. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with NFP or its independent registered public accounting firm. In addition to the NYSE’s standards for independence, the Board of Directors has adopted additional independence standards to assist it in making independence determinations. NFP’s Director Guidelines contain the formal director qualification and independence standards adopted by the Board of Directors, and are available on the Company’s Web site at http://www.nfp.com/ir.

The Nominating and Corporate Governance Committee and the Board of Directors each undertook their annual review of director independence in March 2010. During these reviews, the Nominating and Corporate Governance Committee and the Board of Directors considered legal requirements regarding director independence and also NFP’s Director Guidelines. The Nominating and Corporate Governance Committee and the Board of Directors also considered that Mr. Griswell is currently serving as a director of Principal Financial Group, Inc. until May 2010. In the ordinary course of business, certain NFP subsidiaries distribute certain of Principal Financial Group Inc.’s fixed and variable rate annuities and other life insurance products. The Nominating and Corporate Governance Committee and the Board of Directors also considered that from time to time in the ordinary course of business, certain of the Company’s directors and their immediate families, as well as the entities with which they are associated, have been, or currently are, clients of one or more of the Company’s subsidiaries. For more information on these relationships, see “Certain Relationships and Related Transactions” below.

As a result of these reviews, the Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined that, each of Messrs. Ainsberg, Elliott, Griswell and Mlekush, Ms. Abramson and Ms. Loessberg has no material relationship with NFP and is “independent” under the NYSE listing standards and NFP’s Director Guidelines. The Nominating and Corporate Governance Committee and the Board of Directors determined that none of the independent directors’ former or current status as a client of a Company subsidiary impaired such director’s independence or constituted a material relationship with NFP. The Nominating and Corporate Governance Committee and the Board of Directors also determined that Mr. Griswell’s role as a director on the Principal Financial Group, Inc. board does not impair his independence and does not constitute a material relationship with NFP. Ms. Bibliowicz and Mr. Callahan are not “independent” because they are employed by the Company. Except as disclosed in this paragraph, each nominee who has been determined to be “independent” has no relationship with the Company other than being a director, nominee or stockholder.

Annual Meeting of Stockholders

The Company believes that it is important for members of the Board of Directors to attend the Company’s annual meetings of stockholders and, therefore, adopted a policy encouraging all directors to use their best efforts to attend all annual meetings. All of the Company’s directors attended the 2009 Annual Meeting of Stockholders. At the Company’s 2009 Annual Meeting of Stockholders, each of the Company’s director nominees was elected by the requisite majority of votes cast on the matter and none of them received withhold votes of 50% or greater at such meeting.

Board Leadership Structure

The Board of Directors believes that having a combined Chairman/CEO, an independent Lead Director, a majority of independent directors and independent board committees provides an effective and appropriate leadership structure for the Company.

NFP’s Corporate Governance Guidelines provide that the Board of Directors will select its Chairman and the Company’s CEO in the manner it considers in the best interests of the Company at any given point in time. At this time, the Board of Directors combines the role of Chairman of the Board of Directors and the Company’s CEO. The Board of Directors believes that combining the roles of Chairman and CEO fosters unified leadership and direction for the Board of Directors and executive management and allows for alignment and clear accountability in the development and execution of the Company’s strategic initiatives and business plans. Ms. Bibliowicz is the director most familiar with the Company’s business and industry, and by serving in these dual capacities, she is best situated to effectively identify strategic priorities and lead discussions on key business issues that impact all of the Company’s stakeholders. The Board of Directors also considered Ms. Bibliowicz’s prior history and performance in serving in these dual capacities, and believes that Ms. Bibliowicz has provided effective leadership and guidance in the pursuit of the Company’s strategic objectives during her tenure as the Company’s Chairman and CEO.

To assure effective independent oversight of the Company’s management, the Board of Directors has designated the Chairman of the Nominating and Corporate Governance Committee, Mr. Mlekush, to serve as the independent Lead Director of the Board of Directors. The Lead Director’s duties include:

•	presiding at each board meeting at which the Chairman/CEO is not present;

•	presiding at executive sessions of independent directors;

•	serving as the liaison between the Chairman/CEO and the independent directors;

•	approving the agenda and schedule for board meetings and executive sessions;

•	approving information sent to the Board of Directors;

•	advising the Chairman/CEO of decisions reached and suggestions made at executive sessions; and

•	if requested by major stockholders, ensuring that he is available for consultation and direct communication with such stockholders.

Further enhancing the overall independent functioning of the Board of Directors is the fact that the Board of Directors is comprised of over a two-thirds majority of independent directors. The independent directors meet in executive session without the presence of management at least quarterly. The independent directors also conduct an annual evaluation of Ms. Bibliowicz’s performance in her dual capacities of Chairman and CEO. In addition, the Company’s governance structure is strengthened by virtue of each of its key committees consisting entirely of independent directors. These committees provide additional independent oversight of management.

Through the designation of a Lead Director and the Company’s overall governance structure, the Board of Directors believes it has effectively balanced the need for strategic leadership by the Company’s Chairman and CEO, and the oversight and objectivity of the independent directors, and has created an effective and appropriate leadership structure that is conducive to the risk oversight process. The Board of Directors recognizes that, depending on the circumstances, other leadership structures might be appropriate and in the best interests of the Company. Accordingly, the Board of Directors has the discretion to modify its leadership structure in the future if it deems it in the best interests of the Company to do so.

Role of Board of Directors in Risk Oversight

The full Board of Directors oversees significant risks to the Company relating to operations, finance, strategy and reputation. The Board of Directors reviews and approves the annual budget, changes to the Company’s capital structure, and corporate strategy, including significant or unusual acquisitions or dispositions. To help provide oversight over the Company’s strategic risks, the Board of Directors also holds at least one annual strategy meeting to review business and strategic plans for the Company. Additionally, the Board of Directors receives regular reports from members of senior management on areas of risk to the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. Each key committee of the Board of Directors is responsible for evaluating certain risks and overseeing the management of such risks and the entire Board of Directors is regularly informed through committee reports about such risks. The Audit Committee plays a key role in the Board of Directors’ exercise of its risk oversight function. The Audit Committee is primarily responsible for overseeing matters involving the Company’s financial and operational risks, and the guidelines, policies and processes for managing such risks, including internal controls. The Audit Committee conducts its risk oversight in a variety of ways, including reviewing management’s assessment of the Company’s internal control over financial reporting, reviewing the results of regulatory examinations, reviewing the Company’s annual internal audit plan, which includes an annual risk assessment, and receiving quarterly reports on legal and regulatory matters. The Compensation Committee considers the relationship of the Company’s compensation policies and practices to risk and risk management. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. For a discussion of the Compensation Committee’s review of the Company’s compensation policies and practices as they relate to risk, including a consideration of risk-mitigating factors, see “Corporate Governance—The Compensation Committee” and “Compensation Discussion and Analysis—Risk Assessment” below. Finally, the Nominating and Corporate Governance Committee manages risks associated with the Company’s corporate governance practices, succession planning, and the organization, membership and structure of the Board of Directors.

Stockholder Communications

The Company has adopted a procedure by which stockholders or other interested persons may send communications directly to the Board of Directors, or to specified individual directors, including the Lead Director or the independent directors as a group, by writing to the Board of Directors or such individual directors in care of the Corporate Secretary, National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173. All communications that are not in the nature of advertising or promotions for a product or service will be promptly distributed by the Corporate Secretary to such individual directors or to all directors if addressed to the entire Board of Directors.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors; and

•	to advise the Board of Directors with respect to board composition, procedures and committees and corporate governance principles applicable to the Company.

The Nominating and Corporate Governance Committee is composed of the following three directors: Mr. Mlekush (Chairman), Mr. Ainsberg and Ms. Loessberg. Each member of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Nominating and Corporate Governance Committee. In connection with such review and assessment, in November 2009, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, adopted an Amended and Restated Nominating and Corporate Governance Committee Charter. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s Web site at http://www.nfp.com/ir. The Nominating and Corporate Governance Committee met eight times in 2009.

Selection and Nomination of Directors

The Nominating and Corporate Governance Committee identifies candidates to the Board of Directors through introductions from members of the Board of Directors, management, employees and other sources. The Nominating and Corporate Governance Committee may also retain a third-party search firm for assistance in identifying candidates, although the Nominating and Corporate Governance Committee did not utilize the services of such a firm in 2009. Mr. Griswell, a new nominee for the Board of Directors this year, was recommended to the Nominating and Corporate Governance Committee for consideration by Mr. Mlekush, Chairman of the Nominating and Corporate Governance Committee and the Company’s Lead Director.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration NFP’s Director Guidelines, the Company’s Corporate Governance Guidelines, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The primary criteria that the Nominating and Corporate Governance Committee considers are discussed on page 10 above. Although the Board of Directors has not established a formal policy regarding diversity in the nomination process, as noted above, diversity of viewpoints, backgrounds, experiences and other demographics is one of the criteria that NFP’s Director Guidelines require the Nominating and Corporate Governance Committee to consider in identifying and evaluating director nominees. The Nominating and Corporate Governance Committee believes that diversity in personal, educational and professional experiences, as well as diversity in characteristics and talent, benefit the Company by increasing the range of skills and perspectives of the Board of Directors and enhance its ability to manage and direct the affairs and business of the Company.

Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors. Once a candidate is identified whom the Nominating and Corporate Governance Committee and the Board of Directors want to move toward nomination, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board of Directors enter into discussions with that nominee.

In addition, prior to nominating any director for reelection, the Nominating and Corporate Governance Committee engages in a formal review process to evaluate the performance of such director and the suitability of such director remaining on the Board of Directors. As part of the review process, each of the Company’s directors completes an evaluation form for each other member of the Board of Directors. The results of the evaluations are discussed at meetings of the Nominating and Corporate Governance Committee and the Board of Directors.

Candidates Nominated by Stockholders

The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. NFP’s Director Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company’s Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2011 Annual Meeting may do so by delivering written notice, from December 27, 2010 through January 26, 2011, of such nominees’ names to National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173, Attention: Secretary. Any stockholder of record or beneficial owner of Common Stock on whose behalf a nomination is being proposed must (i) be a stockholder of record or beneficial owner on the date of the giving of such notice, on the record date for the determination of stockholders entitled to notice of and to vote at the 2011 Annual Meeting and at the time of the 2011 Annual Meeting and (ii) comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws.

The Company’s Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company’s Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the “Nominating Person”). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the Common Stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the Common Stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company’s Amended and Restated By-Laws, (iv) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business and (v) a description of all arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2011 Annual Meeting to nominate the person named in the notice.

The Company’s Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person, (iii) a resume or other written statement of the qualifications of the candidate and (iv) all other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.

For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company’s Amended and Restated By-Laws.

No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.

Corporate Governance Policies

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for the Company’s Chief Executive Officer and Senior Financial Officers. The Nominating and Corporate Governance Committee regularly reviews the Company’s corporate governance policies in light of best practices and legal, regulatory and corporate governance changes and recommends changes to such policies to the Board of Directors for consideration. Copies of these corporate governance policies are available on the Company’s Web site at http://www.nfp.com/ir.

The Audit Committee

The primary responsibilities of the Audit Committee are to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of the Company’s internal audit function; and

•	the Company’s management of market, credit, liquidity and other financial and operational risks.

The Audit Committee is composed of the following three directors: Dr. Elliott (Chairman), Ms. Abramson and Mr. Ainsberg. Each member of the Audit Committee has been determined by the Board of Directors to be “independent” within the meaning of the NYSE’s listing standards and Rule 10A-3 of the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Dr. Elliott and Mr. Ainsberg have accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and are “audit committee financial experts” within the meaning of the rules of the SEC. The Audit Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. In connection with such review and assessment, in March 2010, the Board of Directors, upon recommendation of the Audit Committee, adopted an Amended and Restated Audit Committee Charter. A copy of the Audit Committee Charter is available on the Company’s Web site at http://www.nfp.com/ir. The Audit Committee met eight times in 2009.

The Audit Committee and the Board of Directors have developed the Company’s Whistleblower Protection Procedures, which, among other things, set forth procedures for the Audit Committee to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters. A copy of the Company’s Whistleblower Protection Procedures is available on the Company’s Web site at http://www.nfp.com/ir.

Audit Committee Report

Management is responsible for the preparation and integrity of the Company’s financial statements. The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2009 and met with both management and the Company’s independent registered public accounting firm to discuss those financial statements, including the critical accounting policies on which the financial statements are based.

The Audit Committee received from, and discussed with, the independent accountants their written disclosure and letter regarding their independence from the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee also discussed with the external auditors any matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

AUDIT COMMITTEE

John A. Elliott (Chairman)

Stephanie W. Abramson

Arthur S. Ainsberg

The Compensation Committee

The primary responsibilities of the Compensation Committee are as follows:

•	to oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; and

•	to approve all salary levels and incentive awards for executive officers.

The Compensation Committee is composed of the following three directors: Ms. Abramson (Chairman), Ms. Loessberg and Mr. Mlekush. Each member of the Compensation Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE, an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Compensation Committee. In connection with such review and assessment, in November 2009, the Board of Directors, upon recommendation of the Compensation Committee, adopted an Amended and Restated Compensation Committee Charter. A copy of the Compensation Committee Charter is available on the Company’s Web site at http://www.nfp.com/ir. The Compensation Committee met 14 times in 2009.

The Compensation Committee administers NFP’s plans pursuant to which equity compensation awards have been granted, including the Amended and Restated 1998 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan for Principals and Managers, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 2002 Stock Incentive Plan for Principals and Managers (collectively, the “Pre-IPO Stock Incentive Plans”) and the 2009 Stock Incentive Plan (the “2009 SIP,” together with the Pre-IPO Stock Incentive Plans, the “Stock Incentive Plans”). The Compensation Committee also administers the 2009 Management Incentive Plan (the “MIP”) pursuant to which performance-based compensation, including the annual bonus and long-term equity incentive awards, to certain senior executives of the Company is determined.

The Compensation Committee determines the compensation of the Company’s executive officers, including the Named Executive Officers. The Compensation Committee considers the recommendations of the CEO in determining executive officer compensation (except with regard to the CEO) and establishing the Company’s compensation plans and programs. However, the Compensation Committee exercises its full discretion in modifying any recommendations presented by the CEO.

The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors or consultants as it deems necessary to assist in the fulfillment of its responsibilities. Since 2004, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to provide compensation consulting services to the Compensation Committee, including periodic reviews of the Company’s executive compensation program and assistance in determining the various forms and amounts of compensation to award to executive officers. FW Cook has no economic relationships with NFP other than the services it provides to the Compensation Committee, and FW Cook’s role is strictly limited to providing advice and guidance on the Company’s compensation programs to the Company’s Compensation Committee. Under the direction of and at the request of the Chairman of the Compensation Committee, FW Cook interacts with management as appropriate to obtain information and data necessary for its work on behalf of the Compensation Committee. Representatives of FW Cook attend meetings of the Compensation Committee at the invitation of the Chairman of the Compensation Committee.

The Chairman of the Compensation Committee determines the agendas for its meetings with the assistance of the CEO. Compensation Committee meetings are regularly attended by the Chairman of the Board of Directors and the CEO, the CFO, the Company’s Chief Operating Officer and the Company’s General Counsel, although one or more officers of the Company are excused from time to time depending on the subject of the

Compensation Committee’s deliberations. The Compensation Committee also regularly meets in executive session following meetings of the Compensation Committee. The Compensation Committee’s Chairman provides a report to the Board of Directors of the matters discussed and the actions taken at Compensation Committee meetings. The Company’s Legal Department and Human Resources Department support the Compensation Committee in its duties and, along with certain committees comprised solely of the Company’s management, may be delegated authority to fulfill certain administrative duties regarding the Company’s compensation programs. These management committees include (i) the Investment Committee, which reviews the investment offerings for the Company’s 401(k) Plan and Deferred Compensation Plan, (ii) the Fiduciary Committee, which administers the Company’s 401(k) Plan, (iii) the Equity Plan Committee, which approves individual equity awards below an annual maximum to non-executive employees and contractors, (iv) the Human Resources Committee, which administers the Company’s Severance Plan, the Deferred Compensation Plan and certain other employee benefits plans and (v) the Employee Benefits Appeals Committee, which, among other things, evaluates appeals with respect to certain of the Company’s benefits plans.

In early 2010, the Company’s Chief Compliance Officer and the Company’s Director of Human Resources evaluated, and subsequently reviewed with the Compensation Committee, the design of and controls in the Company’s compensation policies and practices for all Company employees to determine whether they encourage unnecessary and excessive risk-taking. During this evaluation, the Company’s management and the Compensation Committee considered both the existence of sufficient internal controls within the Company designed to prevent manipulation that could impact compensation decisions and the existence of controls described in the “Compensation Discussion and Analysis” below that also apply to employees of the Company who are not executive officers. Based on the analysis conducted by the Company’s management and reviewed by the Compensation Committee, the Company does not believe that its compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company and the Company does not believe that its compensation policies and practices encourage unnecessary and excessive risk-taking. The Compensation Committee subsequently informed the Board of Directors of the process and outcome described above.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is responsible for establishing and monitoring the Company’s compensation philosophy and practices. The Compensation Committee seeks to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable and set at a level that is sufficient to support the Company’s human resource and financial objectives. In evaluating the compensation of executive officers for the 2009 fiscal year, the Compensation Committee retained the services of FW Cook, an independent compensation consultant, and considered the recommendations of the CEO with respect to the goals and compensation of the executive officers other than herself. FW Cook provided assistance to the Compensation Committee on the structure of the Company’s executive compensation program and the terms of the CEO’s employment agreement, and provided information regarding evolving compensation trends and best practices. The CEO evaluated, with the Compensation Committee, the performance and contributions of the executive officers other than herself, and made recommendations to the Compensation Committee based on these evaluations. Ultimately, the amount and form of compensation for the Named Executive Officers for the 2009 fiscal year were determined by the Compensation Committee in its sole discretion.

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to maintain practices that attract, retain and motivate the Company’s executive officers, including the Named Executive Officers, who are critical to the Company’s long-term success and the creation of stockholder value, and provide significant opportunity to reward superior individual and Company performance. Accordingly, the Company’s executive compensation program is designed to:

•	link rewards to achievement of the Company’s business objectives and financial performance;

•	provide rewards for superior individual performance and contributions to the achievement of such objectives;

•	encourage equity ownership by the executive officers to align their economic interests with those of long-term stockholders;

•

provide an appropriate mix of fixed and variable compensation that balances short-term operational performance with long-term stock price performance and discourages executives from taking unnecessary and excessive risks; and

•	encourage executive retention.

In support of the above objectives, the Compensation Committee continuously reviews the design of the various components of the Company’s executive compensation program and evaluates emerging best practices and trends in compensation design to ensure that the program supports the Company’s short- and long-term strategic and financial goals and appropriately balances risk in the overall business strategy against potential reward to executives.

Pay Levels

The Company does not target any particular percentile or comparative level of total compensation (or any of the key elements of total compensation) for any Named Executive Officer. Pay levels for the Named Executive Officers, however, are determined by weighing multiple criteria, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, and the performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the Named Executive Officers. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits, including the mix thereof.

The Compensation Committee did not engage in formal benchmarking in establishing the compensation of the Named Executive Officers in 2009. The Company has in the past engaged in benchmarking of compensation for its executive officers, but decided that it would not undertake a peer group analysis for 2009 because it did not believe the results would yield relevant comparisons for the Company’s executive compensation program. Given current economic uncertainty, in determining pay levels for 2009, the Compensation Committee focused mainly on the affordability of the compensation awards, taking into account the Company’s cash flow, accounting implications and awardable shares remaining under the 2009 SIP, rather than the external competitive landscape. The Compensation Committee intends to consider reinitiating formal benchmarking in the second half of 2010.

In addition to affordability, in determining total compensation for 2009, the Compensation Committee considered the Company’s performance, the individual performance of the Named Executive Officers as well as the economic and business conditions in which the Company operates. The Compensation Committee concluded that despite adverse economic conditions in 2009, under the leadership of the Named Executive Officers, the Company achieved positive results, including a substantial increase in operating cash flow, significant reduction in debt and further reductions in operating costs. As a result, the Compensation Committee determined that the variable component of pay levels for the Named Executive Officers in 2009 should be higher than 2008 variable pay levels.

Key Elements of the Company’s Executive Compensation Program

The key elements of the Company’s executive compensation program consist of the following:

•	base salary;

•	annual performance-based bonus; and

•	annual performance-based long-term equity incentive award.

While the Company does not utilize a pre-established policy or target for the allocation among these three elements for any Named Executive Officer, the Compensation Committee believes that performance-based bonuses and long-term equity awards are the most effective way to attract and retain executive officers as well as align their financial interests with those of the Company’s stockholders, and therefore, weights each Named Executive Officer’s total compensation more heavily towards incentive compensation, which comprises both cash and equity. For 2009, at least 50% of total compensation paid to each Named Executive Officer consisted of performance-based bonus and long-term equity incentives.

Base Salary

The Named Executive Officers receive a base salary that is reviewed by the Compensation Committee annually as part of the executive officer performance review process. The objective of base salary is to provide a baseline compensation level that delivers current cash income to the Named Executive Officers and reflects his or her job responsibilities, experience and value to the Company. The Company believes that base salaries are not as significant as performance-based bonuses and long-term equity incentive awards in meeting the Company’s compensation objectives. The Company does not target any particular percentile or comparative level of base salary compensation for any Named Executive Officer.

Ms. Bibliowicz’s 2009 base salary was the same as in 2008 and was determined pursuant to the terms of her employment agreement, which was in effect at the beginning of 2009. Ms. Bibliowicz’s employment agreement is described in more detail on page 37. The 2009 base salaries for Ms. Blank and Messrs. Gelder and Goldman were the same as in 2008. Effective January 1, 2009, the Compensation Committee increased Mr. Hammond’s base salary to $425,000 (a $75,000 increase) in light of his assumption of increased responsibilities in connection with his promotion to Chief Operating Officer. Effective January 1, 2010, the Compensation Committee increased Ms. Blank’s base salary to $400,000 (a $50,000 increase) to better align her base salary with the base salaries of her peers located at the Company’s New York office.

Performance-based Compensation

The Compensation Committee utilizes performance-based compensation to provide a direct financial incentive to the Company’s Named Executive Officers and to ensure that realized compensation is aligned with the achievement of the Company’s business objectives and financial performance. The Company’s performance-based compensation is also intended to reinforce strong and sustainable financial performance, operational discipline and stockholder value creation and is designed to reward the Named Executive Officers for superior individual performance and contributions to the achievement of the Company’s business objectives.

Under the MIP, which was approved by the Company’s stockholders in June 2009, the maximum annual performance-based compensation to be paid to each of the Company’s Named Executive Officers as well as the performance goals to be attained by such executive officers as a prerequisite to receiving such compensation are determined by the Compensation Committee on an annual basis.

For the 2009 fiscal year, in March 2009, the Compensation Committee established a formula to determine maximum variable incentive awards for the Named Executive Officers. Following the close of the fiscal year, the Compensation Committee determined the maximum awards payable under this formula, and through the exercise of negative discretion in which the maximums were reduced to amounts the Compensation Committee determined to be appropriate, allocated the resulting amount into (i) a performance-based bonus that was delivered in the form of cash and (ii) a performance-based long-term equity incentive award that was delivered in the form of restricted stock units (“RSUs”).

The formula used by the Compensation Committee for determining maximum awards under the MIP in 2009 was based on the Company’s “cash earnings,” defined as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense. For the 2009 fiscal year, the Compensation Committee determined that performance-based compensation would be awarded to the Named Executive Officers so long as the Company achieved positive cash earnings for such year. The Compensation Committee chose cash earnings as the primary performance metric for variable incentive purposes because it is the primary performance metric upon which the Company is measured by the investment community. The Company’s cash earnings for 2009 were $97,078,000. The maximum annual performance-based compensation that each Named Executive Officer could have received ranged from 3.0% to 1.5% of the Company’s 2009 cash earnings and is set forth in the table below.

Name	Maximum - % of Cash Earnings	Maximum - Performance-based Compensation
Jessica M. Bibliowicz	3.00%	$2,912,340
Douglas W. Hammond	2.00%	$1,941,560
Donna J. Blank	2.00%	$1,941,560
Michael N. Goldman	1.50%	$1,456,170
James R. Gelder	2.00%	$1,941,560

Total	10.50%	$10,193,190

As noted above, the Compensation Committee exercised its discretion to pay actual performance-based awards that are less than the maximum awards that the Named Executive Officers were eligible to receive. The maximum awards that each Named Executive Officer was eligible to receive is intended as a ceiling on the compensation range for awards under the MIP that an executive officer may be paid while maintaining the tax deductibility of the awards as performance-based compensation under Section 162(m) of the Code. The maximum awards are not an expectation of the actual awards that will be paid to the executive officer.

The Compensation Committee exercises negative discretion in determining the actual awards to be paid taking into consideration its own assessment of reasonable and appropriate compensation for each Named Executive

Officer. The Compensation Committee did not utilize a mathematical formula in exercising its negative discretion, but rather, applied its business judgment and considered multiple quantitative and qualitative criteria, including:

•	the Company’s financial performance in 2009;

•	progress made on the Company’s strategic initiatives;

•	the effective management of risk;

•	the extent of accomplishment of goals set for the applicable business unit;

•

the individual performance, experience and responsibilities of the applicable executive officer and the contributions of the executive officer both within the applicable business unit in achieving the goals set for that business unit and to the Company’s overall success;

•

the historical compensation levels (cash and equity) of the executive officer during his or her tenure at the Company and the relative compensation levels and internal pay equity among all executive officers; and

•	the recommendations of the CEO (other than with respect to awards to the CEO).

For the 2009 fiscal year, the Compensation Committee believes that the Named Executive Officers successfully implemented strategic initiatives to sustain financial strength and operational efficiencies, and enhance long-term stockholder value despite the unprecedented challenges facing the Company and its industry in 2009. In the challenging economic and financial environment of 2009, the Company’s cash earnings and revenues declined when compared to 2008. However, the Company also experienced a significant increase in its stock price during 2009 and its operating cash flow for 2009 compared to 2008. The Company’s 2009 financial results were positively impacted by the Named Executive Officers successful execution of strategic initiatives, including (i) the development and implementation of expense discipline throughout the enterprise, (ii) the divestiture of certain non-core subsidiaries and under-performing assets, (iii) significantly reducing the Company’s outstanding balance on its credit facility and (iv) the development and implementation of new incentive compensation programs for the Company’s producers.

In addition to the factors listed above, the Compensation Committee also considers general market conditions and evolving trends in forming its compensation decisions. The Compensation Committee did not assign any relative weighting to the factors listed above but rather considered the performance of the Company as a whole and the effectiveness of the Named Executives Officers during the challenging business environment of 2009. As a result, the Compensation Committee decided to increase the performance-based compensation awards to the Named Executive Officers compared to 2008 levels, which were approximately 41% lower than 2007 levels for those Named Executive Officers who received 2007 performance-based compensation awards. The Compensation Committee approved payment of performance-based compensation for Ms. Bibliowicz approximately 8% higher than the prior year amount. This amount was allocated into two parts, a cash bonus payable on an immediate basis and a long-term equity award in the form of RSUs that vest and become payable based on continued service over a three-year period as discussed in detail below. Similarly, the performance-based pay awarded to Messrs. Hammond, Goldman and Gelder by the Compensation Committee for 2009 increased by approximately 30%, 15% and 12%, respectively, compared to 2008 levels. Ms. Blank was not awarded performance-based pay for the 2008 fiscal year, and therefore, year-over-year comparisons for Ms. Blank are not possible. As a result of the conversion of the dollar value of the Named Executive Officer’s long-term equity award into actual RSUs, which is determined by dividing the dollar value granted by the Compensation Committee by the 20-day average closing stock price of the Common Stock ending one day prior to the date of grant (the “Grant Price Formula”), the Named Executive Officer’s increase in performance-based pay versus the prior year when using the grant date fair value of the RSU awards will be higher since the Company’s closing stock price on the respective grant dates was higher than the 20-day average price determined using the Grant Price Formula. In determining the actual number of RSUs to grant to award recipients, the Company uses the Grant Price Formula as opposed to the closing stock price on the date of grant to reduce the impact of short-term stock price fluctuations on the size of equity award grants.

The following table illustrates the actual amounts awarded to each Named Executive Officer under the MIP for performance during the 2009 fiscal year, broken down into the component parts.

Name	2009 Performance-based Bonus	2009 Performance-based Long-Term Equity Incentive Award		Aggregate Actual 2009 Performance-based Compensation
		Number of RSUs Awarded(1)	Grant Date Fair Value of RSUs Awarded(2)
Jessica M. Bibliowicz	$400,000	70,997	$822,855	$1,222,855
Douglas W. Hammond	490,000	55,388	641,947	1,131,947
Donna J. Blank	615,000	50,352	583,580	1,198,580
Michael N. Goldman	445,000	32,729	379,329	824,329
James R. Gelder	312,000	18,228	211,263	523,263

Total	$2,262,000	227,694	$2,638,974	$4,900,974

(1)	In accordance with the Company’s past practices, the number of RSUs awarded was determined by dividing the dollar value of the award made by the Compensation Committee by the 20-day average closing stock price of the Common Stock ending one day prior to the grant date ($9.93). The dollar value of the awards made to each of Ms. Bibliowicz, Mr. Hammond, Ms. Blank, Mr. Goldman and Mr. Gelder was: $705,000, $550,000, $500,000, $325,000 and $181,000, respectively.
(2)	The grant date fair value of these awards is based on the closing price of the Common Stock on February 24, 2010 ($11.59).

Performance-based Bonus

The Compensation Committee allocated a portion of the Named Executive Officers’ actual performance-based compensation to cash bonuses for the Named Executive Officers. After consideration of the factors above, the Compensation Committee determined to increase the aggregate bonuses paid to the Named Executive Officers for the 2009 performance period to $2,262,000. The 2009 performance-based bonus increased by between 20% and 23% compared to 2008 levels for each Named Executive Officer other than Ms. Blank, which increase is consistent with the increase in the 2009 bonus pool for the Company’s entire employee population compared to 2008 levels. Ms. Blank was not awarded a performance-based bonus for the 2008 fiscal year, and therefore, year-over-year comparisons for Ms. Blank are not possible. Pursuant to the terms of the Offer Letter Agreement, dated August 4, 2008, between Ms. Blank and the Company (the “Blank Offer Letter”), described below on page 38, Ms. Blank was entitled to be paid a bonus for the 2009 fiscal year based on the satisfaction of individual and Company performance goals, with a minimum guaranteed amount of $595,000. However, the Compensation Committee determined that Ms. Blank exceeded both the individual and Company performance goals that were set for her by the Compensation Committee and therefore awarded Ms. Blank a performance-based bonus of $615,000, so her minimum guarantee was not operative. Under Ms. Blank’s direction, the Company successfully achieved improved financial flexibility during 2009 by substantially reducing its outstanding balance under its credit facility as well as streamlined financial systems and staffing.

In previous years, eligible employees at the Company’s New York corporate headquarters, Austin, Texas operations or Birmingham, Alabama operations who earned a base salary of at least $100,000 received a portion of their performance-based bonus in the form of RSUs under the Company’s Capital Accumulation Plan (the “CAP”). Except for accelerated vesting in the event of a participant’s death or disability and in certain circumstances relating to a change in control with respect to the Company and except for certain acceleration provisions contained in Ms. Bibliowicz’s employment agreement, the RSUs granted pursuant to the CAP vested in two equal annual installments, subject to the participant’s continued service through each applicable vesting date. In 2009, the Compensation Committee determined to terminate the CAP because the number of awardable shares available under the 2009 SIP was limited and because the Compensation Committee concluded that awardable shares should be used to provide long-term incentives to a smaller number of key employees. As a result of the termination of the CAP, the 2009 performance-based bonuses awarded to the Named Executive Officers and other eligible employees were paid solely in cash.

Performance-based Long-Term Equity Incentive Award

As noted earlier and illustrated in the table above, the Compensation Committee also allocated a portion of the Named Executive Officers’ actual performance-based compensation to long-term equity incentive awards. These awards were granted in February 2010 in the form of RSUs under the 2009 SIP. The 2009 performance-based long-term equity incentive award for each of Mr. Hammond and Mr. Goldman increased in value by approximately 38% and 8%, respectively, compared to 2008 levels. The 2009 performance-based long-term equity incentive award for Ms. Bibliowicz and Mr. Gelder were approximately flat year-over-year. Ms. Blank was not awarded a performance-based long-term equity incentive award for the 2008 fiscal year. Therefore, year-over-year comparisons for Ms. Blank are not possible.

The Compensation Committee believes that the Company’s stockholders are well served by the award to the Named Executive Officers of stock-based compensation that vests over a three-year period. These awards encourage a focus on long-term value creation associated with the ongoing exposure to changes in the value of the stock and retention of executive officer talent. By having a significant portion of the Named Executive Officers’ compensation payable in the form of RSUs, these executives are motivated to align their interests with the interests of the Company’s stockholders since an increase in the value of NFP stock over the long-term will increase the value of the RSUs as well. The Compensation Committee also concluded that it is imperative to retain key executives who are critical to the Company’s successful navigation of the challenges facing the Company and its industry in the current economy. The Compensation Committee considered various other forms of equity, including stock options, but selected RSUs because, in a volatile stock market coupled with unpredictable economic times, RSUs continue to provide value to the Named Executive Officers and support the Company’s talent retention objectives when stock options may not. In addition, the Compensation Committee considered the increased accounting expense associated with stock options which had inflated values due to the Company’s stock price volatility.

As noted above, the Compensation Committee does not utilize a specific formula as the basis for exercising its negative discretion in determining the value of the RSU award to each Named Executive Officer. Each award of long-term equity incentive compensation to the Named Executive Officers was determined by the Compensation Committee in its sole discretion taking into consideration all the factors listed above, with particular emphasis on the experience, responsibilities and performance of each Named Executive Officer, including the Named Executive Officer’s role in the Company successfully implementing its key strategic initiatives for 2009 and the performance of the Named Executive Officer’s business unit. In determining the value of individual RSU awards, the Compensation Committee balanced the value of the Named Executive Officer’s total compensation package against the limited availability of awardable shares under the 2009 SIP. In determining the value of Ms. Blank’s RSU award, the Compensation Committee also considered that Ms. Blank had a target RSU award value of $500,000 for her 2009 fiscal year performance pursuant to the terms of the Blank Offer Letter.

Except for accelerated vesting in the event of a Named Executive Officer’s death or disability and in certain circumstances relating to a change in control with respect to the Company, the RSUs granted to the Named Executive Officers as a long-term equity incentive award vest in three equal annual installments, subject to the Named Executive Officer’s continued service through each applicable vesting date. The RSUs also entitle the holder to receive dividend equivalents in the form of cash (or, at the option of the Compensation Committee, additional RSUs).

Timing of Equity Grants

The RSUs granted pursuant to the MIP are performance-based compensation designed to reward the Named Executive Officers, in part, for the Company’s annual financial performance and achievement of the Company’s annual business objectives. As a result, these RSUs are granted in February after the Compensation Committee has had an opportunity to assess the Company’s financial performance and achievement of business objectives for the prior fiscal year.

For RSUs other than those described above, equity awards are generally granted so as to be effective on the first day of any fiscal quarter, though the Compensation Committee has the discretion to grant an equity award effective as of the first day of any month. Thus, depending on the actual date of the Compensation Committee meeting, there is a possibility that the approval date and the grant date of RSU awards may differ by one or more days. In order to ease the administrative burden on the Company relating to the granting and vesting of RSU awards, the Compensation Committee uses best efforts to ensure that one of the Company’s standard equity grant dates is used for awards to employees and directors. Thus, if a Compensation Committee meeting occurs prior to one of the Company’s standard equity grant dates, the Compensation Committee may approve the award on the actual day of the meeting but resolve that the award be granted in the future on one of the Company’s standard equity grant dates. Regardless of the approval date, the number of RSUs awarded to employees and directors is always determined by using the Grant Price Formula as described above.

In 2009, the approval date and grant date were the same for all RSU awards made to the Named Executive Officers other than the grant of 95,941 RSUs (valued at $260,000) to Ms. Blank on February 24, 2009 pursuant to the terms of the Blank Offer Letter, which was approved by the Compensation Committee on July 30, 2008.

Other Compensation

The Company provides healthcare and dental insurance, life and accidental death and dismemberment insurance and short-term and long-term disability insurance to the Named Executive Officers on the same basis as such benefits are generally provided to the Company’s employees employed at the Company’s New York corporate headquarters.

For a portion of 2009, the Company maintained a Senior Executive Life Insurance Program which provided additional term life insurance coverage to certain senior executives of the Company and an Executive Long-Term Disability Plan which provided additional long-term disability coverage to these executives. During the portion of 2009 in which this coverage was offered, all of the Named Executive Officers participated in the Senior Executive Life Insurance Program and the Executive Long-Term Disability Plan. Please see “Compensation Tables and Other Information—Summary Compensation—2009 Other Compensation Table” below for further information regarding these additional welfare benefits. The Company increased the cash compensation of each participant by an amount equal to the participant’s life insurance and long-term disability premiums for the Senior Executive Life Insurance Program and the Executive Long-Term Disability Plan. In addition, prior to 2009, certain senior executives of the Company were eligible to participate in the Executive Healthcare Plan which provided enhanced medical benefits to participants.

The Company offered these additional executive benefits in order to remain competitive in the marketplace. The Compensation Committee reviews the Company’s health and welfare benefits and makes adjustments as warranted based on competitive practices, best practices and the Company’s financial condition. In connection with this review, the Compensation Committee decided to eliminate these executive benefits for 2009. As a result, the Executive Healthcare Plan, the Senior Executive Life Insurance Program and the Executive Long-Term Disability Plan were terminated effective January 1, 2009, May 1, 2009 and June 1, 2009, respectively. In addition, effective January 1, 2009, the Compensation Committee determined no longer to offer tax gross-up payments with respect to the premiums paid for the Senior Executive Life Insurance Program or the Executive Long-Term Disability Plan on behalf of any Company employees.

Retirement Plans

The Named Executive Officers are eligible to participate in the Company’s 401(k) contributory defined contribution plan (the “401(k) Plan”) established for all employees. Employees may elect to contribute between 1% and 100% of their compensation, up to the annual maximum under the Code, which was $16,500 for 2009. Employees age 50 or older may elect to contribute an additional catch-up contribution of up to $5,000 in 2009. In any plan year, the Company will contribute to each participant a matching contribution equal to 50% of the first

6% of the participant’s compensation that has been contributed to the 401(k) Plan, up to a maximum matching contribution of $7,350. All Named Executive Officers participated in the Company’s 401(k) Plan during fiscal 2009 and received matching contributions. Mr. Gelder made catch-up contributions in 2009. Please see “Compensation Tables and Other Information—Summary Compensation—2009 Other Compensation Table” below for further information regarding these benefits.

Deferred Compensation Plans

As a means of offering a tax-deferred vehicle for short-term and long-term personal and retirement savings to eligible employees, the Board of Directors adopted the Company’s Deferred Compensation Plan which became effective on January 1, 2008. This plan is described more fully on page 35 below. As a cost-saving measure, the Compensation Committee elected not to offer a matching contribution for compensation deferrals relating to the 2009 plan year (i.e., base salary paid in 2009 and incentive compensation paid in February 2010 but earned for the 2009 fiscal year). As noted on page 36 below, none of the Named Executive Officers elected to participate in the Deferred Compensation Plan with respect to compensation relating to the 2009 plan year. Due to low participation rates during the 2009 plan year, the Compensation Committee decided to suspend the Deferred Compensation Plan for the 2010 plan year.

Perquisites

The Company annually reviews the perquisites made available to its Named Executive Officers, and because the Compensation Committee believes that compensation should be performance-based, the perquisites provided to the Named Executive Officers are the same as those generally offered to the Company’s employees. As a result, the associated value of the perquisites provided to the Named Executive Officers is immaterial, and with the exception of Mr. Gelder, was below $10,000. See “Compensation Tables and Other Information—Summary Compensation—2009 Other Compensation Table” below for further information regarding perquisites.

Stock Ownership Guidelines

The Company grants equity awards to its executive officers to emphasize long-term stockholder value creation and further align the economic interests of executives and stockholders. In furtherance of this goal, in November 2009, the Board of Directors adopted stock ownership guidelines which are incorporated into the Company’s Corporate Governance Guidelines and set forth minimum amounts of Common Stock ownership for each member of the Company’s Executive Management Committee (the “EMC”). Each Named Executive Officer serves on the EMC. Current members of the EMC are required to own at least $100,000 (the “Minimum Threshold”) in Common Stock by January 1, 2013. Within five years of joining the EMC, each new EMC member is required to satisfy the Minimum Threshold. Until an EMC member satisfies the Minimum Threshold, the EMC member must retain no less than 75% of the net shares acquired through the exercise of options or the vesting of equity awards on or after January 1, 2010. On a quarterly basis, the Nominating and Corporate Governance Committee monitors adherence to the Company’s stock ownership guidelines.

Employment Agreements and Other Arrangements

The Company has an employment agreement with its CEO, Ms. Bibliowicz, dated as of February 15, 2005, which provides for, among other things, base salary, bonus, equity awards, general severance benefits and change in control benefits (the “CEO Employment Agreement”). The CEO Employment Agreement automatically renewed on February 15, 2010, for a one-year period. The Compensation Committee believes that having this employment agreement is an important element of retention which is consistent with the Company’s compensation philosophy.

Certain provisions of the CEO Employment Agreement were amended in December 2009 to comply with guidance promulgated under Section 162(m) of the Code to preserve the Company’s deductibility of bonuses awarded under the CEO Employment Agreement for federal income tax purposes. In addition, in February 2010, in response to emerging executive compensation best practices, the Compensation Committee requested that Ms. Bibliowicz, and Ms. Bibliowicz agreed to, waive certain termination and change in control benefits under the CEO Employment Agreement with respect to the 70,997 RSUs she was awarded on February 24, 2010 (the “CEO February 2010 RSUs”). See “Compensation Tables and Other Information—Employment Agreements or Other Arrangements with Named Executive Officers” and “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control—Chief Executive Officer” below for more information regarding the amendment and the waiver.

On August 4, 2008, the Company and Ms. Blank entered into the Blank Offer Letter which governed the terms on which Ms. Blank would join NFP as the Company’s Executive Vice President and CFO, effective September 1, 2008. The Blank Offer Letter was approved by the Compensation Committee. See “Compensation Tables and Other Information—Employment Agreements or Other Arrangements with Named Executive Officers” below for a description of the CEO Employment Agreement and the Blank Offer Letter. The Company does not, and did not at any time in 2009, have any other employment or other arrangements in place with any other Named Executive Officer.

Change in Control

The CEO Employment Agreement contains certain change in control provisions. In addition, based on the recommendation of the Compensation Committee, the Board of Directors adopted the Change in Control Severance Plan in May 2007 (the “CIC Plan”) and has approved certain participants of the CIC Plan, including each Named Executive Officer other than Ms. Bibliowicz. The CEO Employment Agreement contains change in control benefits substantially similar to those afforded to the other Named Executive Officers under the CIC Plan.

The Compensation Committee and the Board of Directors believe that providing change in control protection to key executive officers is critical in order to (i) encourage executives to act in the best interests of stockholders, (ii) maintain the focus of executives on operating the Company’s business in the light of a potential transaction, (iii) protect the value of the Company by retaining key talent in the face of corporate changes, (iv) establish restrictive covenants, i.e., non-compete and non-solicit provisions, with respect to executives, and (v) assist in attracting and retaining executives. See “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control” below for information regarding the CIC Plan and the change in control provisions in the CEO Employment Agreement and applicable payments under the CIC Plan and these provisions.

Risk Assessment

In designing the Company’s executive compensation program, the Compensation Committee structures such program to appropriately balance risk against potential reward, while mitigating the incentive for unnecessary and excessive risk-taking that could threaten the value of the Company. The following characteristics of the Company’s executive compensation program discourage executives from taking unnecessary and excessive risks:

•	Each Named Executive officer’s base salary is a fixed annual amount, and is generally set by the Compensation Committee without regard to financial measures;

•

The Compensation Committee does not use a formula-based method to determine the actual size of incentive compensation awards, but instead utilizes negative discretion based on multiple quantitative and qualitative criteria;

•

To further ensure that Named Executive Officers are focused on long-term performance, a significant portion of performance-based pay is provided as a long-term equity incentive award in the form of RSUs with three-year vesting schedules;

•

Use of equity awards aligns the Named Executive Officers’ interests with the long-term interests of stockholders, and the stock ownership guidelines (described on page 29 above) further enhance this alignment;

•	All executive compensation decisions are made by the Compensation Committee which is comprised of solely independent directors; and

•

The Compensation Committee retains the services of an independent compensation consultant to assist it in evaluating its executive compensation decisions and the structure of the Company’s executive compensation program.

Tax and Accounting Implications

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles utilized by the Company and seeks to ensure that compensation is deductible and that unnecessary accounting charges are avoided.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of the requirements of generally accepted accounting principles.

Section 162(m) of the Code generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to the CEO and the three other highest paid executive officers employed at the end of the year other than the CFO. Exceptions are made for qualified performance-based compensation, among other things. Compensation paid under the MIP is intended to comply with the performance-based exception under Section 162(m) of the Code and the Company believes that compensation paid under the MIP is fully deductible for federal income tax purposes.

Notwithstanding the foregoing, the Compensation Committee believes that it is in the Company’s best interests, and in the best interests of the Company’s stockholders, to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code in order to provide a compensation package consistent with the Company’s compensation program and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

COMPENSATION COMMITTEE

Stephanie W. Abramson (Chairman)

Shari Loessberg

Kenneth C. Mlekush

COMPENSATION TABLES AND OTHER INFORMATION

Summary Compensation

The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, except as otherwise noted.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jessica M. Bibliowicz	2009	700,000	—	705,167	—	400,000	—	13,437	1,818,604
Chairman, President and CEO	2008	700,000	—	1,318,088	—	325,000	—	87,910	2,430,998
	2007	700,000	—	2,721,167	—	510,000	—	14,810	3,945,977

Douglas W. Hammond	2009	425,000	—	402,951	—	490,000	—	11,184	1,329,135
EVP and COO	2008	350,000	—	659,321	—	400,000	—	67,159	1,476,480
	2007	350,000	—	144,401	—	435,000	—	11,591	940,992

Donna J. Blank(4)	2009	350,000	—	261,919	—	615,000	—	12,651	1,239,570
EVP and CFO	2008	116,667	700,000	519,882	—	—	—	8,312	1,344,861

Michael N. Goldman(5)	2009	325,000	—	302,214	—	445,000	—	10,354	1,082,568
EVP, Mergers & Acquisitions	2008	325,000	—	453,705	—	370,000	—	46,065	1,194,770

James R. Gelder(5)	2009	425,000	—	181,329	—	312,000	—	62,677	981,006
CEO of NFPISI	2008	425,000	—	249,002	—	260,000	—	99,509	1,033,511

(1)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in column (e) reflect the aggregate grant date fair value of the stock awards granted to the Named Executive Officers during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 12 of the consolidated financial statements in the Company’s 2009 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The stock awards reported in the table were generally granted in February of the applicable year and relate to performance in the immediately preceding year. Pursuant to SEC disclosure rules, the table above only reports stock awards actually granted in the applicable year. Therefore, the stock awards granted to the Named Executive Officers on February 24, 2010 in connection with their 2009 performance are not reflected in the table above. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for more information on the February 24, 2010 stock awards.
(2)	The Company pays bonuses for performance in the immediately preceding year during February of the following year. The amounts in column (g) represent only the cash portion of the applicable year’s performance-based bonus that was paid to the Named Executive Officers in February of the subsequent year under the MIP. The RSU portion of the performance-based bonus is reported in column (e) for the year in which the RSUs were granted. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for more details on the MIP.
(3)	See “Compensation Tables and Other Information—Summary Compensation—2009 Other Compensation Table” below for more information on the amounts listed in column (i) for the 2009 fiscal year.
(4)	The amount in column (c) for 2008 reflects Ms. Blank’s pro-rated salary from September 1, 2008 (her employment commencement date) through December 31, 2008. The amount in column (d) for 2008 reflects Ms. Blank’s guaranteed bonus for the 2008 fiscal year pursuant to the terms of the Blank Offer Letter. See “Compensation Tables and Other Information—Employment Agreements or Other Arrangements with Named Executive Officers” below for more details on the Blank Offer Letter.
(5)	Messrs. Goldman and Gelder first became named executive officers of the Company in the Company’s 2008 fiscal year.

2009 Other Compensation Table

Name and Principal Position	Company Contributions to Deferred Compensation and 401(k) Plans(1) ($)	Insurance Premiums(2) ($)	Perquisites and Other Personal Benefits(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Jessica M. Bibliowicz	7,350	6,087	—	13,437
Douglas W. Hammond	7,350	3,834	—	11,184
Donna J. Blank	7,350	5,301	—	12,651
Michael N. Goldman	7,350	3,004	—	10,354
James R. Gelder	28,928	13,682	20,067	62,677

(1)	The amounts in column (b) include the Company’s matching contributions under the Company’s 401(k) Plan which aggregated $7,350 for each Named Executive Officer. With respect to Mr. Gelder, the amount in column (b) also includes the Company’s matching contribution under the Deferred Compensation Plan (which is described on page 35) relating to the portion of Mr. Gelder’s 2008 incentive compensation that was deferred in February 2009 at the time it otherwise would have been paid. The matching contribution for Mr. Gelder under the Deferred Compensation Plan for 2009 was $21,578. No other Named Executive Officer deferred any 2008 incentive compensation.
(2)	The Company increased each Named Executive Officer’s cash compensation in 2009 by the amounts listed in column (c) which are equal to such Named Executive Officer’s premiums under the Senior Executive Life Insurance Program and Executive Long-Term Disability Plan. The Company discontinued the Senior Executive Life Insurance Program effective May 1, 2009 and the Executive Long-Term Disability Plan effective June 1, 2009.
(3)	The amounts in column (d) consist of certain travel costs for Mr. Gelder’s spouse to accompany him on business travel.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the 2009 fiscal year.

2009 Grants of Plan-Based Awards Table

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)
				Threshold ($)	Target ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Jessica M. Bibliowicz	02/24/2009	(3)	—	—	—	—	258,303	705,167
	—		—	0	—	2,912,340	—	—

Douglas W. Hammond	02/24/2009	(3)	—	—	—	—	147,601	402,951
	—		—	0	—	1,941,560	—	—

Donna J. Blank	02/24/2009	(4)	07/30/2008	—	—	—	95,941	261,919
	—		—	0	—	1,941,560	—	—

Michael N. Goldman	02/24/2009	(3)	—	—	—	—	110,701	302,214
	—		—	0	—	1,456,170	—	—

James R. Gelder	02/24/2009	(3)	—	—	—	—	66,421	181,329
	—		—	0	—	1,941,560	—	—

(1)	The amounts shown in column (d) reflect the minimum payment level and the amounts shown in column (f) reflect the maximum payment level under the Company’s MIP. The Compensation Committee did not set a target payment level under the MIP for the 2009 fiscal year. See “Compensation Discussion & Analysis—Key Elements of the Company’s Executive Compensation Program—Performance-based Compensation” above for a discussion regarding the Company’s MIP.
(2)

In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in column (h) reflect the grant date fair value of the stock award, computed in accordance with FASB ASC Topic 718. See Note 12 of the consolidated financial statements in the Company’s 2009 Form 10-K for information regarding assumptions underlying the valuation of equity awards.

The amounts reflect the aggregate accounting expense that is expected to be taken by the Company for these awards and do not correspond to the actual value that may be recognized by such persons with respect to these awards.

(3)	Represents the performance-based long-term incentive equity award for performance during fiscal year 2008 that was awarded in February 2009. These RSUs give the holder the right to receive dividend equivalents in the form of cash (or, at the option of the Compensation Committee, additional RSUs). Except for accelerated vesting in the event of a Named Executive Officer’s death or disability and in certain circumstances relating to a change in control with respect to the Company and except for certain acceleration provisions contained in the CEO Employment Agreement, these RSUs vest in three equal annual installments commencing February 16, 2010, subject to continued service (as applicable) through such dates.
(4)	Represents RSUs granted to Ms. Blank pursuant to the Blank Offer Letter described on page 38. Except for accelerated vesting in the event of Ms. Blank’s death or disability and in certain circumstances relating to a change in control with respect to the Company, these RSUs vest in two installments with two-thirds vesting on February 24, 2011 and one-third vesting on February 24, 2012, subject to Ms. Blank’s continued service (as applicable) through such dates. This RSU grant was approved by the Compensation Committee on July 30, 2008 when the Compensation Committee approved the Blank Offer Letter and was granted to Ms. Blank on the same day that other executives of the Company received their long-term incentive equity awards in February 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of the 2009 fiscal year.

2009 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
	Exercisable		Unexercisable
(a)	(b)		(c)	(d)	(e)	(f)		(g)
Jessica M. Bibliowicz	80,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	50,000	(3)	404,500
	—		—	—	—	50,000	(4)	404,500
	—		—	—	—	50,000	(5)	404,500
	—		—	—	—	2,377	(6)	19,230
	—		—	—	—	28,524	(7)	230,759
	—		—	—	—	258,303	(8)	2,089,671

Douglas W. Hammond	2,000	(9)	—	20.00	11/30/2012	—		—
	4,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	1,953	(6)	15,800
	—		—	—	—	13,244	(7)	107,144
	—		—	—	—	147,601	(8)	1,194,092

Donna J. Blank	—		—	—	—	17,183	(10)	139,010
	—		—	—	—	95,941	(11)	776,163

Michael N. Goldman	1,000	(9)	—	20.00	11/30/2012	—		—
	2,000	(2)	—	23.00	09/17/2013	—		—
	—		—	—	—	2,059	(6)	16,657
	—		—	—	—	8,150	(7)	65,934
	—		—	—	—	110,701	(8)	895,571

James R. Gelder	—		—	—	—	2,616	(12)	21,163
	—		—	—	—	679	(6)	5,493
	—		—	—	—	5,094	(7)	41,210
	—		—	—	—	66,421	(8)	537,346

(1)	Value is based on the closing price of the Common Stock on December 31, 2009 ($8.09).
(2)	These options vested in five equal annual installments commencing September 18, 2004.
(3)	These RSUs vest on February 15, 2015, subject to continued service (as applicable) through such date.
(4)	These RSUs vest on February 15, 2016, subject to continued service (as applicable) through such date.
(5)	These RSUs vest on February 15, 2017, subject to continued service (as applicable) through such date.
(6)	These RSUs vested on February 16, 2010.
(7)	One-half of these RSUs vested on February 16, 2010 and the remainder vests on February 16, 2011, subject to continued service (as applicable) through such date.
(8)	These RSUs vest in three equal annual installments: one-third vested on February 16, 2010; one-third vests on February 16, 2011 and one-third vests on February 16, 2012, subject to continued service (as applicable) through such dates.
(9)	These options vested in five equal annual installments commencing December 1, 2003.
(10)	These RSUs vest in two equal annual installments on September 1, 2010 and September 1, 2011, subject to continued service (as applicable) through such dates.
(11)	Two-thirds of these RSUs vest on February 24, 2011 and the remaining one-third vests on February 24, 2012, subject to continued service (as applicable) through such dates.
(12)	These RSUs vest on October 1, 2010, subject to continued service (as applicable) through such date.

Option Exercises and Stock Vested

The following table shows all stock awards vested and value realized upon vesting by the Named Executive Officers during the 2009 fiscal year. None of the Named Executive Officers exercised options during the 2009 fiscal year.

2009 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)	(e)
Jessica M. Bibliowicz	—	—	29,136	156,840
Douglas W. Hammond	—	—	13,513	65,581
Donna J. Blank	—	—	8,592	64,182
Michael N. Goldman	—	—	9,133	39,455
James R. Gelder	—	—	5,841	32,883

(1)	Based on fair market value on date of vesting.

Nonqualified Deferred Compensation

The Company’s Deferred Compensation Plan went into effect on January 1, 2008. Eligibility is limited to employees who earn at least $175,000 per year, are employed by the Company, NFPSI or NFPISI for at least one year, and comply with other eligibility criteria in accordance with the Deferred Compensation Plan. A participant may defer between 5% and 50% of his/her base salary and between 5% and 100% of his/her incentive compensation.

Twelve phantom investment benchmark options are available under the Deferred Compensation Plan, including a fund which consists of deemed investments in shares of the Common Stock through phantom share units (the “Company Stock Fund”). A maximum of 25% of a participant’s deferred amount may be invested in the Company Stock Fund. Plan participants may change their investment allocations at any time; provided that, participants are only permitted to engage in transactions with respect to the Company Stock Fund during specified periods each year and any such transactions must comply with applicable law and NFP’s insider trading policy. Investment gains or losses are applied daily to the participant’s account under the Deferred Compensation Plan based on the investment allocations selected by the participant.

For each plan year, the Compensation Committee determines whether the Company will (i) suspend the Deferred Compensation Plan with respect to new contributions by employees for such plan year or (ii) offer a matching contribution to plan participants for such plan year. In the event a matching contribution is approved by the Compensation Committee, unless a different metric is selected by the Compensation Committee, the matching contribution will equal 50% of the first 6% of the participant’s annual base salary and incentive compensation, subject to a maximum matching contribution equal to the participant’s contribution to the Deferred Compensation Plan for such plan year. One-half of each matching contribution, plus an additional amount equal to 10% of such matching contribution, is invested in the Company Stock Fund and is required to remain in the Company Stock Fund for the duration of the applicable deferral period. Matching contributions vest according to a three-year graded schedule based on the participant’s years of service with NFP, NFPSI or NFPISI, except that in the event of a change in control with respect to the Company, matching contributions become fully vested.

After consideration, the Compensation Committee elected not to offer a matching contribution for compensation deferrals relating to the 2009 plan year (i.e., base salary paid in 2009 and incentive compensation paid in February 2010 but earned for the 2009 fiscal year). None of the Named Executive Officers elected to participate in the Deferred Compensation Plan for compensation relating to the 2009 plan year. In addition, for the 2010 plan year, the Compensation Committee elected to suspend the Deferred Compensation Plan.

Generally, participants are eligible to receive distributions under the Deferred Compensation Plan upon the earlier of (i) a minimum of three years from the end of the year for which compensation was deferred or (ii) upon separation from service, death or disability. In the case of death or disability, deferred funds are distributed as elected by the participant at the time of the deferral election, or if not specified at such time, in a lump sum. In the case of separation from service (other than on account of death or disability), deferred funds are distributed in a lump sum. Otherwise, at the end of the applicable deferral period, deferred funds are distributed as elected by the participant at the time of the deferral election.

The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers for the 2009 fiscal year.

2009 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Jessica M. Bibliowicz	—	—	54,019	—	149,280
Douglas W. Hammond	—	—	31,904	—	76,668
Donna J. Blank	—	—	—	—	—
Michael N. Goldman	—	—	29,051	—	75,049
James R. Gelder(1) (2)	26,000	21,578	7	—	47,585

(1)	The amount reported in column (b) is reported in the Summary Compensation Table for the 2008 fiscal year and reflects the portion of Mr. Gelder’s 2008 incentive compensation that was deferred in February 2009 at the time it otherwise would have been paid.
(2)	The amount reported in column (c) is reported in the Summary Compensation Table for the 2009 fiscal year and reflects the Company’s matching contribution relating to the portion of Mr. Gelder’s 2008 incentive compensation that was deferred in February 2009 at the time it otherwise would have been paid. The amount reported includes the cash portion of the Company’s matching contribution and the portion of the Company’s matching contribution that is paid in phantom stock units.

Employment Agreements or Other Arrangements with Named Executive Officers

Jessica M. Bibliowicz

Ms. Bibliowicz serves as the Company’s President and Chief Executive Officer pursuant to an employment agreement entered into between the Company and Ms. Bibliowicz on February 15, 2005 (the “Commencement Date”).

The CEO Employment Agreement automatically renewed on February 15, 2010 for a one-year period. On February 15th of each year, the CEO Employment Agreement will automatically renew for one-year periods unless, at least 90 days before a renewal date, notice is given by either party that the agreement will not be extended. Under the CEO Employment Agreement, Ms. Bibliowicz is entitled to an annual base salary of $700,000, which the Board of Directors in its sole discretion may increase but not reduce; an annual bonus, with the target level to be no less than 125% of her annual base salary, determined in accordance with the Company’s annual bonus plan applicable to the Company’s senior executive officers; and participation in employee benefit plans and long-term incentive compensation programs on the same basis as other senior executives of NFP.

Ms. Bibliowicz received 28,139 RSUs in November 2005 and 30,923 RSUs in November 2006 (collectively, the “Type 1 Annual Awards”) pursuant to the CEO Employment Agreement, which entitled her to receive, on the first and second anniversaries of the Commencement Date, subject to her continued employment on each such date, an award relating to the Common Stock. As required under the CEO Employment Agreement, each such award had a fair market value on the date of grant of no less than $1.3 million, and vests in three equal annual installments, subject to Ms. Bibliowicz’s continued service and subject to accelerated vesting in certain circumstances. On November 16, 2006, the Company and Ms. Bibliowicz entered into an Amendment and Waiver of the CEO Employment Agreement (the “2006 Amendment and Waiver”) to provide for the grant of the Type 1 Annual Awards to Ms. Bibliowicz in November, as opposed to February, so that Ms. Bibliowicz would receive her annual equity award at the same time that the Compensation Committee granted equity awards to other senior executives of the Company to ensure that all the grantees receive an award on the same schedule and at the same Common Stock price. Under the terms of the CEO Employment Agreement, as modified by the 2006 Amendment and Waiver, the Company also granted Ms. Bibliowicz awards of 50,000 RSUs in February 2005, 50,000 RSUs in March 2006 and 50,000 RSUs in February 2007, each such award to vest in full on February 15, 2015, February 15, 2016 and February 15, 2017, respectively, subject to her continued service and subject to accelerated vesting in certain circumstances (the grants described in this sentence are referred to as the “Type 2 Annual Awards”). The Type 2 Annual Award that should have been granted to Ms. Bibliowicz in February 2006 was inadvertently granted in March 2006. Pursuant to the 2006 Amendment and Waiver, Ms. Bibliowicz waived her right to receive the Type 2 Annual Award in February 2006 and accepted the award in March 2006.

Under the CEO Employment Agreement, Ms. Bibliowicz has agreed to a non-competition covenant and a non-solicitation covenant with respect to the Company’s employees and customers, each effective during her employment and for three months thereafter. Ms. Bibliowicz is also bound by certain confidentiality provisions.

The CEO Employment Agreement also provides for certain payments and benefits to Ms. Bibliowicz in the event of termination of her employment under certain circumstances and in the event a change in control occurs with respect to the Company. On December 10, 2009, the Company and Ms. Bibliowicz entered into an amendment (the “2009 Amendment”) to the CEO Employment Agreement. The 2009 Amendment complies with guidance promulgated under Section 162(m) of the Code to preserve the Company’s deductibility of bonuses awarded under the CEO Employment Agreement for federal income tax purposes. The 2009 Amendment modifies the calculation of Ms. Bibliowicz’s pro-rata bonus for the year of termination in the event Ms. Bibliowicz’s employment is terminated by NFP without cause (as defined on page 39 below) or in the event Ms. Bibliowicz terminates her employment for good reason (as defined on page 40 below). In addition, effective February 24, 2010, Ms. Bibliowicz executed a Restricted Stock Unit Notice of Award (the “CEO 2010 RSU Award Agreement”) with respect to the CEO February 2010 RSUs in connection with her performance-based long-term incentive equity award for performance during fiscal year 2009. See “Compensation Discussion &

Analysis— Key Elements of the Company’s Executive Compensation Program—Performance-based Long-Term Equity Incentive Award” above for a discussion regarding this RSU award. Pursuant to the CEO 2010 RSU Award Agreement, Ms. Bibliowicz waived certain termination and change in control payments and benefits with respect to the CEO February 2010 RSUs that she would have otherwise been entitled to under the CEO Employment Agreement. See “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control—Chief Executive Officer” below for a description of Ms. Bibliowicz’s termination and change in control payments and benefits and further discussion of the 2009 Amendment and the CEO 2010 RSU Award Agreement.

Donna J. Blank

On August 4, 2008, NFP and Ms. Blank entered into the Blank Offer Letter which governed the terms on which Ms. Blank would join NFP as the Company’s Executive Vice President and CFO, effective September 1, 2008.

Under the terms of the Blank Offer Letter, Ms. Blank is entitled to an annual base salary of $350,000. In addition, under the Blank Offer Letter, Ms. Blank received a guaranteed bonus of $700,000 for the 2008 fiscal year, and for the 2009 fiscal year, was entitled to be paid a bonus based on the satisfaction of mutually agreed upon individual and Company performance goals, with a minimum guaranteed amount of $595,000.

Ms. Blank was awarded 25,775 RSUs (valued at $500,000 using the Company’s Grant Price Formula which is described above on page 25) on September 1, 2008 pursuant to the Blank Offer Letter. These RSUs will vest in three equal annual installments, subject to Ms. Blank’s continued service through each applicable vesting date and subject to accelerated vesting in the event of Ms. Blank’s death or disability and in certain circumstances relating to a change in control with respect to NFP. These RSUs also give Ms. Blank the right to receive dividend equivalents in the form of additional RSUs or cash (at the option of the Compensation Committee). Ms. Blank was also awarded 95,941 RSUs (valued at $260,000 using the Company’s Grant Price Formula) on February 24, 2009 pursuant to the Blank Offer Letter. These RSUs will have a three-year vesting period (with two-thirds of the equity grant vesting on the second anniversary of the grant date and one-third vesting on the third anniversary of the grant date). In addition, under the Blank Offer Letter, Ms. Blank is entitled to receive, during the first fiscal quarter of 2010, an equity grant with a target value of $500,000 for performance in fiscal year 2009, with the actual equity grant value being based on the satisfaction of individual and company performance objectives. In connection with the foregoing, on February 24, 2010, Ms. Blank was awarded 50,352 RSUs (valued at $500,000 using the Company’s Grant Price Formula) for her performance during fiscal year 2009.

Under the terms of the Blank Offer Letter, Ms. Blank also participates in the CIC Plan (described on page 43) with a Severance Factor (as defined in the CIC Plan) of two, a Benefit Continuation Period (as defined in the CIC Plan) of two years and entitlement to a Gross-Up Payment (as defined in the CIC Plan) under certain circumstances. Ms. Blank is also bound by certain confidentiality provisions pursuant to the Blank Offer Letter.

Other Named Executive Officers

The Company does not, and did not at any time in 2009, have employment agreements or other arrangements in place with any other Named Executive Officer.

Potential Payments upon Termination or Change in Control

Chief Executive Officer

The table following the discussion below reflects the amount of compensation to be paid, and/or benefits to be provided, to Ms. Bibliowicz in the event of termination of her employment or a change in control with respect to the Company as of December 31, 2009.

Termination by CEO for Good Reason or Termination without Cause by NFP

Pursuant to the CEO Employment Agreement, in the event Ms. Bibliowicz’s employment is terminated by NFP without cause (as defined below), or in the event Ms. Bibliowicz terminates her employment for good reason (as defined below), she will be entitled to receive (i) her base salary through the date of termination and payment of her base salary for 24 months immediately following termination of employment (the “Continuation Period”), (ii) a pro-rata bonus (the “CEO Pro-Rata Bonus”) for the year of termination (payable at the same time as bonuses are paid to NFP’s other executive officers), determined on the same basis as for other senior executive officers using actual performance for such year measured against the applicable performance criteria, (iii) an annual amount to be paid monthly during the Continuation Period based on the greater of (x) the target annual bonus award opportunity for the year of termination and (y) the annual bonus for the prior year, and (iv) immediate vesting of all equity awards other than the Type 2 Annual Awards and the CEO February 2010 RSUs, with stock options remaining exercisable for 90 days after the termination date. Ms. Bibliowicz would also be entitled to continued medical, dental, hospitalization and life insurance coverage and other benefit plans and programs until the earlier of the end of the Continuation Period and the date Ms. Bibliowicz receives equivalent coverage and benefits under the plans and programs of a subsequent employer, provided that if she is precluded from participating in any employee benefit plan or program, she will be provided with the after-tax economic equivalent of the benefits. As a condition to receiving the compensation and benefits described in this paragraph, Ms. Bibliowicz and NFP must execute and deliver to each other mutual releases.

As noted above, the CEO Pro-Rata Bonus is determined on the same basis as other senior executives using actual performance for the year of termination measured against the applicable performance criteria. Prior to the execution of the 2009 Amendment, the CEO Pro-Rata Bonus was based on the greater of Ms. Bibliowicz’s target annual bonus award opportunity for the year of termination and Ms. Bibliowicz’s annual bonus for the year prior to the year of termination.

Pursuant to the CEO 2010 RSU Award Agreement, Ms. Bibliowicz waived the right to the accelerated vesting of the CEO February 2010 RSUs in the event she terminates her employment for good reason or in the event her employment is terminated by NFP without cause. Ms. Bibliowicz also waived the right to the accelerated vesting of the CEO February 2010 RSUs solely as a result of the occurrence of a change in control with respect to the Company. Under the CEO 2010 RSU Award Agreement, Ms. Bibliowicz is only entitled to accelerated vesting of the CEO February 2010 RSUs if, after a change in control with respect to the Company (i) such RSUs are not expressly assumed by the Company’s successor or (ii) Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within 18 months after or, under certain additional circumstances, within six months prior to, a change in control with respect to the Company. Pursuant to the CEO 2010 RSU Award Agreement, the terms and conditions of the CEO February 2010 RSUs are generally the same as the terms and conditions of the RSUs granted to the Company’s other employees under the Company’s standard RSU award agreement.

Generally, pursuant to the CEO Employment Agreement, “cause” means the occurrence any of the following events which have not been cured within the applicable period:

(i)	Ms. Bibliowicz is convicted of, or enters a plea of guilty or nolo contendere to, a felony involving moral turpitude;

(ii)	Ms. Bibliowicz engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out her duties under the CEO Employment Agreement, resulting, in either case, in material economic harm to NFP; or

(iii)	Ms. Bibliowicz breaches (x) any material provision of NFP’s code of ethics or policies with regard to trading in securities of NFP or any other policies or regulations of NFP governing the conduct of its employees or (y) the restrictive covenants contained in the CEO Employment Agreement.

Generally, pursuant to the CEO Employment Agreement, “good reason” means the occurrence of one or more of the following events without Ms. Bibliowicz’s written consent and which have not been cured within the applicable period:

(i)	with certain exceptions, the failure to elect or re-elect Ms. Bibliowicz to any of the positions specified in the CEO Employment Agreement, the removal of Ms. Bibliowicz from any of such positions, or a material diminution in Ms. Bibliowicz’s position, duties or responsibilities from those held, exercised and/or assigned to her pursuant to the CEO Employment Agreement, other than as a result of an isolated, insubstantial and inadvertent action by NFP that is not taken in bad faith and is remedied by NFP promptly after receipt of notice thereof from Ms. Bibliowicz;

(ii)	any failure by NFP to comply with any material provision in the compensation and indemnification sections of the CEO Employment Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by NFP promptly after receipt of notice from Ms. Bibliowicz;

(iii)	any failure by NFP to make any of the equity award grants described in the CEO Employment Agreement;

(iv)	any requirement by NFP that Ms. Bibliowicz’s services be rendered primarily at a location or locations more than 50 miles from midtown Manhattan, New York City, New York;

(v)	the assignment of duties which are materially inconsistent with Ms. Bibliowicz’s duties as Chairman or President and CEO of NFP or which materially impair her ability to function as Chairman or President and CEO of NFP;

(vi)	a termination of, or a material reduction in, any employee benefit or perquisite enjoyed by Ms. Bibliowicz other than as part of an across-the-board reduction applying to other senior executives of NFP; or

(vii)	the failure of NFP to obtain the assumption in writing of its obligation to perform the CEO Employment Agreement by any successor to all or substantially all of its assets within 30 days of a merger, consolidation, sale or similar transaction.

Change in Control

In the event a change in control occurs with respect to the Company, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards other than the Type 2 Annual Awards and the CEO February 2010 RSUs. In the event that Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within 24 months after or, under certain additional circumstances, within six months prior to, a change in control with respect to the Company, Ms. Bibliowicz will be entitled to the amounts described above with respect to a termination without cause or for good reason, except that: (i) any cash payments due will be paid in a lump sum, (ii) the Continuation Period will be 36 months and (iii) the Type 2 Annual Awards will become vested. As a condition to receiving the compensation and benefits described above in this paragraph, Ms. Bibliowicz and NFP must execute and deliver to each other mutual releases.

With respect to the CEO February 2010 RSUs, under the CEO 2010 RSU Award Agreement, upon a change in control with respect to the Company, Ms. Bibliowicz will be entitled to immediate vesting of the CEO February 2010 RSUs so long as such RSUs are not expressly assumed by a successor to the Company’s business in connection with the change in control. In addition, in the event that Ms. Bibliowicz’s employment is terminated by NFP without cause or by Ms. Bibliowicz for good reason within 18 months after or, under certain additional circumstances, within six months prior to, a change in control with respect to the Company, the CEO February 2010 RSUs will become vested.

Generally, pursuant to the CEO Employment Agreement and the CEO 2010 RSU Award Agreement, a “change in control” would include any of the following events:

(i)	any person (other than NFP or any employee benefit plan sponsored by NFP) becomes the beneficial owner of 30% or more of NFP’s outstanding Common Stock;

(ii)	the dissolution or sale of all or substantially all of the assets of NFP;

(iii)	a merger or consolidation of NFP with any other entity that results in (x) NFP’s directors immediately before the combination comprising less than a majority of the board of the combined entity or (y) the outstanding voting securities of NFP immediately prior to the combination representing less than 50% of the combined voting power after such combination; or

(iv)	a majority of NFP’s directors is replaced under certain circumstances.

Termination for Cause by NFP or Voluntary Termination by CEO

In the event the Company terminates Ms. Bibliowicz’s employment for cause or Ms. Bibliowicz terminates her employment voluntarily without good reason, Ms. Bibliowicz will be entitled to receive (i) her base salary through the date of termination and (ii) the continued right to exercise vested stock options granted prior to December 2004 for 30 days after the termination date.

Death or Disability

In the event Ms. Bibliowicz’s employment is terminated due to her death or disability, she will be entitled to receive (i) her base salary through the date of termination, (ii) her annual bonus for the year in which death or disability occurs, prorated through the date of termination and payable at the same time as bonuses are paid to NFP’s other executive officers and (iii) immediate vesting of all equity awards other than the Type 2 Annual Awards, with stock options remaining exercisable for one year after the termination date. Ms. Bibliowicz will also be entitled to receive the same company-provided life insurance coverage, accidental death & dismemberment coverage, short-term disability coverage, and long-term disability coverage as all other NFP employees employed at the Company’s New York headquarters.

Non-Renewal of Employment Agreement by NFP

In the event Ms. Bibliowicz’s employment terminates because the Company gives notice of non-renewal of the CEO Employment Agreement’s term, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards other than the Type 2 Annual Awards and the CEO February 2010 RSUs, with stock options remaining exercisable for 90 days after the termination date.

Tax Gross-Up

Under the CEO Employment Agreement, the Company will increase Ms. Bibliowicz’s total payments under the agreement to cover any “golden parachute” excise taxes imposed under the Code as a result of any payment or benefit to be provided to her under the CEO Employment Agreement or any other NFP plan or program, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to Ms. Bibliowicz will be reduced to the amount that can be provided without triggering excise taxes.

See “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control—Other Named Executive Officers” below for information regarding the Company’s policy on tax gross-ups.

2009 Potential Payments to CEO upon Termination or Change in Control Table

Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	Change in Control ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination by CEO or Termination for Cause ($)	Death ($)		Disability ($)		Non-Renewal of Employment Agreement by NFP ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)
Compensation
Salary	1,400,000	—	2,100,000	—	—		—		—
Bonus(1)	2,150,000	—	3,025,000	—	400,000		400,000		—
Stock Awards(2)	2,339,660	2,339,660	3,553,160	—	2,339,660		2,339,660		2,339,660

Benefits(3)
Medical Insurance	27,606	—	41,409	—	—		—		—
Dental Insurance	1,680	—	2,520	—	—		—		—
Group Term Life Insurance	83	—	124	—	50,000	(4)	—		—
Accidental Death & Dismemberment	18	—	27	—	50,000	(5)	—		—
Group Short Term Disability	1,771	—	2,657	—	—		65,000	(6)	—
Group Long Term Disability(7)	—	—	—	—	—		—		—
401(k) Plan(8)	29,063	—	43,594	—	—		—		—

Additional Items
Excise Tax Gross-up(9)	—	0	2,965,086	—	—		—		—

Total	5,949,881	2,339,660	11,733,577	—	2,839,660		2,804,660		2,339,660

(1)	Columns (b), (d), (f) and (g) include the actual bonus ($400,000) paid to Ms. Bibliowicz for her performance during the 2009 fiscal year. Columns (b) and (d) also include payment of the annual bonus during the applicable Continuation Period which payment was calculated at Ms. Bibliowicz’s target annual bonus rate of $875,000.
(2)	The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for columns (b), (c), (f), (g) and (h) is based upon the total number of unvested RSUs (excluding the Type 2 Annual Awards) outstanding at December 31, 2009 (289,204 RSUs) multiplied by the closing price of the Common Stock on December 31, 2009 ($8.09). The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for column (d) is based upon the total number of unvested RSUs outstanding at December 31, 2009 (439,204 RSUs) multiplied by the closing price of the Common Stock on December 31, 2009 ($8.09).
(3)	Except as disclosed in Footnote 8 below and except for the amounts in columns (f) and (g), the value of each benefit listed is determined by the product of (i) the Company’s monthly premium cost for each benefit in 2009 and (ii) the applicable Continuation Period.
(4)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Group Term Life Insurance policy. Under this policy, the death benefit is $50,000.
(5)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Accidental Death & Dismemberment policy. Under this policy, the death benefit is $50,000. The amount listed in column (f) assumes that Ms. Bibliowicz suffered an accidental death.
(6)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Short Term Disability policy. Under this policy, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $2,500 per week) for up to 26 weeks. The amount listed in column (g) assumes Ms. Bibliowicz was disabled for the entire 26-week period.
(7)	The Company offers all full-time employees at the Company’s New York headquarters the option of obtaining coverage under the Company’s Long Term Disability policy at the Company’s expense or the employee’s expense. If the employee elects to pay the premiums, any benefit paid under the policy is tax-free. In 2009, Ms. Bibliowicz elected coverage under the Long Term Disability policy at her expense.
(8)	Since Ms. Bibliowicz’s continued participation in the Company’s 401(k) Plan after her termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Ms. Bibliowicz equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan during the applicable Continuation Period. The maximum matching contribution for Company employees for the 2009 year was $7,350. The amounts listed in columns (b) and (d) assume that Ms. Bibliowicz contributed the maximum amount under applicable law to the Company’s 401(k) Plan.
(9)	The amount listed in column (d) is an estimate of the excise tax gross-up payment that would be paid to Ms. Bibliowicz. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (d) may be larger than the amount that would actually be paid.

Other Named Executive Officers

The CIC Plan provides for certain payments and benefits to be made to CIC Plan participants in the event of termination of their employment under certain circumstances following a change in control with respect to the Company. The Company provides each CIC Plan participant with a participation schedule that sets out his or her potential benefits under the CIC Plan and the applicability of certain CIC Plan provisions. Ms. Blank and Messrs. Hammond, Goldman and Gelder (each, a “Participant”) are each current participants of the CIC Plan. The tables following the discussion below reflect the amount of compensation to be paid, and/or benefits to be provided, to each Participant in the event of termination of his/her employment following a change in control with respect to the Company as of December 31, 2009.

Change in Control

Under the Company’s standard RSU award agreement generally applicable to the Company’s employees and directors, upon a change in control (as defined below) with respect to the Company, the Participants will be entitled to immediate vesting of all RSU awards so long as such RSU awards are not expressly assumed by a successor to the Company’s business in connection with the change in control.

Termination by Executive for Good Reason or Termination without Cause by NFP

Under the CIC Plan, in the event that a Participant’s employment is terminated by NFP without cause (as defined below) or by such Participant for good reason (as defined below) within 18 months after or, under certain additional circumstances, within six months prior to, a change in control (as defined below) with respect to the Company (the “Protected Period”), such Participant will be entitled to receive the following amounts in a lump sum within 30 days following the applicable termination date: (i) the Participant’s base salary through the date of termination (including amounts attributed to earned but unused vacation), (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination, (iii) the Participant’s pro-rata annual target bonus (as determined by the Compensation Committee) through the date of termination and (iv) the product of 2 multiplied by the sum of (x) the Participant’s base salary and (y) the Participant’s annual target bonus, as determined by the Compensation Committee. For purposes of the CIC Plan, the Compensation Committee has determined that a Participant’s annual target bonus will equal the greater of (i) the annual target bonus determined by the Compensation Committee for such Participant or (ii) such Participant’s prior year actual bonus. The Compensation Committee did not determine annual target bonuses for 2009 for any of the CIC Plan Participants. In addition, the Participant will be entitled to immediate vesting of all equity awards, with stock options remaining exercisable in accordance with their existing terms. The Participant will also be entitled to (i) continued participation in NFP’s welfare and fringe benefit plans (or substantially similar benefits if such participation is not permitted under the terms of the relevant plans) until the earlier of 24 months after the applicable termination date and the date the Participant receives equivalent coverage and benefits under the benefit plans of a subsequent employer and (ii) continued contributions to the Company’s defined contribution plans for 24 months after the applicable termination date (or a cash payment (and associated tax gross-up payment) equal to such contributions if contributions are not permitted under the terms of the relevant plans). As a condition to receiving the compensation and benefits described in this paragraph, the Participant and NFP must execute and deliver to each other mutual releases.

Generally, under the CIC Plan, “cause” means:

(i)	the failure of the Participant to substantially fulfill his or her obligations with respect to his or her employment or service;

(ii)	the Participant is charged with or convicted of a felony or engages in conduct that constitutes gross negligence or gross misconduct in carrying out his or her duties with respect to his or her employment or service;

(iii)	violation by the Participant of any non-competition, non-solicitation or confidentiality provision contained in any agreement between the Participant and NFP;

(iv)	any material act by the Participant involving dishonesty or disloyalty or any act by the Participant involving moral turpitude which adversely affects the business of NFP; or

(v)	the breach by the Participant of any material provision of NFP’s code of ethics or policies with regard to trading in securities of NFP or any other policies or regulations of NFP governing the conduct of its employees or contractors.

Generally, under the CIC Plan, “good reason” means, without a Participant’s consent, the occurrence of any of the following events during the Protected Period which have not been cured within the applicable period:

(i)	a material diminution in the Participant’s position, duties or responsibilities from those held, exercised and/or assigned to the Participant immediately prior to a change in control;

(ii)	a substantial reduction, in the aggregate, of current base salary, bonus opportunity, incentive compensation and benefits provided to the Participant other than an across-the-board reduction which applies to other similarly situated Participants; or

(iii)	any requirement that the Participant’s services be rendered primarily at a location or locations more than 50 miles from the Participant’s principal place of employment as of the date of a change in control.

Generally, under the CIC Plan, a “change in control” would include any of the following events:

(i)	any person (other than NFP or any employee benefit plan sponsored by NFP) becomes the beneficial owner of 30% or more of NFP’s outstanding Common Stock;

(ii)	the dissolution or sale of all or substantially all of the assets of NFP;

(iii)	a merger or consolidation of NFP with any other entity that results in (x) NFP’s directors immediately before the combination comprising less than a majority of the board of the combined entity or (y) the outstanding voting securities of NFP immediately prior to the combination representing less than 50% of the combined voting power after such combination;

(iv)	a majority of NFP’s directors is replaced under certain circumstances; or

(v)	any other event that the Board of Directors determines, in its discretion, to be a change in control.

Termination for Cause by NFP or Voluntary Termination by Executive

Under the CIC Plan, in the event the Company terminates a Participant’s employment for cause or a Participant terminates his/her employment voluntarily without good reason during the Protected Period, such Participant will be entitled to receive the following amounts in a lump sum within 30 days of the applicable termination date: (i) his/her base salary through the date of termination (including amounts attributed to earned but unused vacation) and (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination.

Death or Disability

Under the CIC Plan, in the event a Participant’s employment is terminated due to his/her death or disability during the Protected Period, such Participant will be entitled to receive the following amounts in a lump sum within 30 days following the applicable termination date: (i) his/her base salary through the date of termination (including amounts attributed to earned but unused vacation) and (ii) bonus awards earned by the Participant but not yet paid or credited as a deferral at the date of termination.

In addition to the payments described above, under the Company’s standard equity award agreements applicable to all employees (excluding Ms. Bibliowicz) and directors, upon death or disability, each Participant will be entitled to immediate vesting of all equity awards, with stock options remaining exercisable for one year after death or disability. Additionally, each Participant will also be entitled to receive the same company-provided life insurance coverage, accidental death & dismemberment coverage, short-term disability coverage and long-term disability coverage as all other NFP employees employed at the Company’s New York headquarters.

Tax Gross-Up

Under the CIC Plan, the Company will increase a Participant’s total payments under the CIC Plan to cover any excise taxes imposed by “golden parachute” excise taxes imposed under the Code on payments or distributions made by the Company to a Participant, whether payable under the CIC Plan or otherwise, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to such Participant will be reduced to the amount that can be provided without triggering excise taxes. The tax gross-up provision is not applicable in the event the Participant’s employment is terminated by the Company for cause or in the event the Participant terminates his/her employment for any reason other than good reason.

In connection with a review of its executive compensation practices, in May 2009, the Company committed that it would no longer enter into any new or materially amended agreements with its officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control and that any new participant entering the CIC Plan after January 1, 2009 would not be entitled to the excise tax gross-up provided under the CIC Plan. However, executives who were entitled to receive the excise tax gross-up prior to January 1, 2009 are “grandfathered” and will continue to be entitled to the excise tax gross-up.

Restrictive Covenants

As a condition to participation in the CIC Plan, each Participant agreed to be bound by post-employment non-competition and non-solicitation covenants of six months and one year, respectively, that apply under certain circumstances. In addition, each Participant is also bound by certain confidentiality provisions that apply during employment and post-employment.

2009 Potential Payments to Douglas W. Hammond after Change in Control Table

Benefit	Change in Control ($)		Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)		Disability ($)
(a)	(b)		(c)	(d)	(e)		(f)
Compensation
Salary	—		850,000	—	—		—
Bonus(1)	—		1,470,000	490,000	490,000		490,000
Stock Awards(2)	1,317,036	(3)	1,317,036	—	1,317,036		1,317,036

Benefits(4)
Medical Insurance	—		27,606	—	—		—
Dental Insurance	—		1,752	—	—		—
Group Term Life Insurance	—		83	—	50,000	(5)	—
Accidental Death & Dismemberment	—		18	—	50,000	(6)	—
Group Short Term Disability	—		1,771	—	—		65,000	(7)
Group Long Term Disability(8)	—		—	—	—		—
401(k) Plan(9)	—		26,933	—	—		—

Additional Items
Excise Tax Gross-up	0		0	0	0		0

Total	1,317,036		3,695,199	490,000	1,907,036		1,872,036

(1)	Columns (c), (d), (e) and (f) include Mr. Hammond’s actual incentive bonus of $490,000 earned for the 2009 fiscal year but not yet paid at December 31, 2009. Column (c) also includes an additional payment of Mr. Hammond’s actual 2009 bonus ($490,000) multiplied by 2.
(2)	The value of the acceleration of Mr. Hammond’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2009 (162,798 RSUs) multiplied by the closing price of the Common Stock on December 31, 2009 ($8.09).
(3)	The amount in column (b) assumes that RSU awards were not expressly assumed by a successor to the Company’s business in connection with the change in control.
(4)	Except as disclosed in Footnote 9 below and except for the amounts in columns (e) and (f), the value of each benefit listed is determined by the product of (i) the Company’s monthly premium cost for each benefit in 2009 and (ii) 24.
(5)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Group Term Life Insurance policy. Under this policy, the death benefit is $50,000.
(6)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Accidental Death & Dismemberment policy. Under this policy, the death benefit is $50,000. The amount listed in column (e) assumes that Mr. Hammond suffered an accidental death.
(7)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Short Term Disability policy. Under this policy, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $2,500 per week) for up to 26 weeks. The amount listed in column (f) assumes Mr. Hammond was disabled for the entire 26-week period.
(8)	The Company offers all full-time employees at the Company’s New York headquarters the option of obtaining coverage under the Company’s Long Term Disability policy at the Company’s expense or the employee’s expense. If the employee elects to pay the premiums, any benefit paid under the policy is tax-free. In 2009, Mr. Hammond elected coverage under the Long Term Disability policy at his expense.
(9)	Since Mr. Hammond’s continued participation in the Company’s 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Hammond equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan during the Continuation Period. The maximum matching contribution for Company employees for the 2009 year was $7,350. The amount listed in column (c) assumes that Mr. Hammond contributed the maximum amount under applicable law to the Company’s 401(k) Plan.

2009 Potential Payments to Donna J. Blank after Change in Control Table

Benefit	Change in Control ($)	Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)		Disability ($)
(a)	(b)	(c)	(d)	(e)		(f)
Compensation
Salary	—	700,000	—	—		—
Bonus(1)	—	1,845,000	615,000	615,000		615,000
Stock Awards(2)	915,173(3)	915,173	—	915,173		915,173

Benefits (4)
Medical Insurance	—	27,606	—	—		—
Dental Insurance	—	1,752	—	—		—
Group Term Life Insurance	—	83	—	50,000	(5)	—
Accidental Death & Dismemberment	—	18	—	50,000	(6)	—
Group Short Term Disability	—	1,771	—	—		65,000	(7)
Group Long Term Disability	—	1,600	—	—		3,760,000(8)
401(k) Plan(9)	—	29,063	—	—		—

Additional Items
Excise Tax Gross-up(10)	0	1,332,151	0	0		0

Total	915,173	4,854,217	615,000	1,630,173		5,355,173

(1)	Columns (c), (d), (e) and (f) include Ms. Blank’s actual incentive bonus of $615,000 earned for the 2009 fiscal year but not yet paid at December 31, 2009. Column (c) also includes an additional payment of Ms. Blank’s actual 2009 bonus ($615,000) multiplied by 2.
(2)	The value of the acceleration of Ms. Blank’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2009 (113,124 RSUs) multiplied by the closing price of the Common Stock on December 31, 2009 ($8.09).
(3)	The amount in column (b) assumes that RSU awards were not expressly assumed by a successor to the Company’s business in connection with the change in control.
(4)	Except as disclosed in Footnote 9 below and except for the amounts in columns (e) and (f), the value of each benefit listed is determined by the product of (i) the Company’s monthly premium cost for each benefit in 2009 and (ii) 24.
(5)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Group Term Life Insurance policy. Under this policy, the death benefit is $50,000.
(6)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Accidental Death & Dismemberment policy. Under this policy, the death benefit is $50,000. The amount listed in column (e) assumes that Ms. Blank suffered an accidental death.
(7)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Short Term Disability policy. Under this policy, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $2,500 per week) for up to 26 weeks. The amount listed in column (f) assumes Ms. Blank was disabled for the entire 26-week period.
(8)	The Company offers all full-time employees at the Company’s New York headquarters the option of obtaining coverage under the Company’s Long Term Disability policy at the Company’s expense or the employee’s expense. If the employee elects to pay the premiums, any benefit paid under the policy is tax-free. In 2009, Ms. Blank elected coverage under the Long Term Disability policy at the Company’s expense. Under this policy, after the first 180 days of disability, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $20,000 per month) until the employee is no longer deemed disabled or attains age 65, whichever is earlier. The amount listed in column (f) assumes that Ms. Blank suffers a disability until age 65.
(9)	Since Ms. Blank’s continued participation in the Company’s 401(k) Plan after her termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Ms. Blank equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan during the Continuation Period. The maximum matching contribution for Company employees for the 2009 year was $7,350. The amount listed in column (c) assumes that Ms. Blank contributed the maximum amount under applicable law to the Company’s 401(k) Plan.
(10)	The amount listed in column (c) is an estimate of the excise tax gross-up payment that would be paid to Ms. Blank. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (c) may be larger than the amount that would actually be paid.

2009 Potential Payments to Michael N. Goldman after Change in Control Table

Benefit	Change in Control ($)		Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)		Disability ($)
(a)	(b)		(c)	(d)	(e)		(f)
Compensation
Salary	—		650,000	—	—		—
Bonus(1)	—		1,335,000	445,000	445,000		445,000
Stock Awards(2)	978,162	(3)	978,162	—	978,162		978,162

Benefits(4)
Medical Insurance	—		27,606	—	—		—
Dental Insurance	—		1,752	—	—		—
Group Term Life Insurance	—		83	—	50,000	(5)	—
Accidental Death & Dismemberment	—		18	—	50,000	(6)	—
Group Short Term Disability	—		1,771	—	—		65,000	(7)
Group Long Term Disability(8)	—		—	—	—		—
401(k) Plan(9)	—		26,933	—	—		—

Additional Items
Excise Tax Gross-up(10)	0		779,221	0	0		0

Total	978,162		3,800,546	445,000	1,523,162		1,488,162

(1)	Columns (c), (d), (e) and (f) include Mr. Goldman’s actual incentive bonus of $445,000 earned for the 2009 fiscal year but not yet paid at December 31, 2009. Column (c) also includes an additional payment of Mr. Goldman’s actual 2009 bonus ($445,000) multiplied by 2.
(2)	The value of the acceleration of Mr. Goldman’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2009 (120,910 RSUs) multiplied by the closing price of the Common Stock on December 31, 2009 ($8.09).
(3)	The amount in column (b) assumes that RSU awards were not expressly assumed by a successor to the Company’s business in connection with the change in control.
(4)	Except as disclosed in Footnote 9 below and except for the amounts in columns (e) and (f), the value of each benefit listed is determined by the product of (i) the Company’s monthly premium cost for each benefit in 2009 and (ii) 24.
(5)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Group Term Life Insurance policy. Under this policy, the death benefit is $50,000.
(6)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Accidental Death & Dismemberment policy. Under this policy, the death benefit is $50,000. The amount listed in column (e) assumes that Mr. Goldman suffered an accidental death.
(7)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Short Term Disability policy. Under this policy, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $2,500 per week) for up to 26 weeks. The amount listed in column (f) assumes Mr. Goldman was disabled for the entire 26-week period.
(8)	The Company offers all full-time employees at the Company’s New York headquarters the option of obtaining coverage under the Company’s Long Term Disability policy at the Company’s expense or the employee’s expense. If the employee elects to pay the premiums, any benefit paid under the policy is tax-free. In 2009, Mr. Goldman elected coverage under the Long Term Disability policy at his expense.
(9)	Since Mr. Goldman’s continued participation in the Company’s 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Goldman equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan during the Continuation Period. The maximum matching contribution for Company employees for the 2009 year was $7,350. The amount listed in column (c) assumes that Mr. Goldman contributed the maximum amount under applicable law to the Company’s 401(k) Plan.
(10)	The amount listed in column (c) is an estimate of the excise tax gross-up payment that would be paid to Mr. Goldman. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (c) may be larger than the amount that would actually be paid.

2009 Potential Payments to James R. Gelder after Change in Control Table

Benefit	Change in Control ($)		Termination w/o Cause or for Good Reason ($)	Voluntary Termination by Executive or Termination for Cause ($)	Death ($)		Disability ($)
(a)	(b)		(c)	(d)	(e)		(f)
Compensation
Salary	—		850,000	—	—		—
Bonus(1)	—		936,000	312,000	312,000		312,000
Stock Awards(2)	605,213	(3)	605,213	—	605,213		605,213

Benefits (4)
Medical Insurance	—		17,824	—	—		—
Dental Insurance	—		1,056	—	—		—
Group Term Life Insurance	—		83	—	50,000	(5)	—
Accidental Death & Dismemberment	—		18	—	50,000	(6)	—
Group Short Term Disability	—		1,680	—	—		65,000	(7)
Group Long Term Disability	—		1,600	—	—		860,000	(8)
401(k) Plan(9)	—		25,107	—	—		—

Additional Items
Excise Tax Gross-up(10)	0		657,070	0	0		0

Total	605,213		3,095,651	312,000	1,017,213		1,842,213

(1)	Columns (c), (d), (e) and (f) include Mr. Gelder’s actual incentive bonus of $312,000 earned for the 2009 fiscal year but not yet paid at December 31, 2009. Column (c) also includes an additional payment of Mr. Gelder’s actual 2009 bonus ($312,000) multiplied by 2.
(2)	The value of the acceleration of Mr. Gelder’s unvested stock awards is based upon the total number of unvested RSUs outstanding at December 31, 2009 (74,810 RSUs) multiplied by the closing price of the Common Stock on December 31, 2009 ($8.09).
(3)	The amount in column (b) assumes that RSU awards were not expressly assumed by a successor to the Company’s business in connection with the change in control.
(4)	Except as disclosed in Footnote 9 below and except for the amounts in columns (e) and (f), the value of each benefit listed is determined by the product of (i) the Company’s monthly premium cost for each benefit in 2009 and (ii) 24.
(5)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Group Term Life Insurance policy. Under this policy, the death benefit is $50,000.
(6)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Accidental Death & Dismemberment policy. Under this policy, the death benefit is $50,000. The amount listed in column (e) assumes that Mr. Gelder suffered an accidental death.
(7)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Short Term Disability policy. Under this policy, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $2,500 per week) for up to 26 weeks. The amount listed in column (f) assumes Mr. Gelder was disabled for the entire 26-week period.
(8)	The Company offers all full-time employees at the Company’s New York headquarters the option of obtaining coverage under the Company’s Long Term Disability policy at the Company’s expense or the employee’s expense. If the employee elects to pay the premiums, any benefit paid under the policy is tax-free. In 2009, Mr. Gelder elected coverage under the Long Term Disability policy at the Company’s expense. Under this policy, after the first 180 days of disability, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $20,000 per month) until the employee is no longer deemed disabled or attains age 65, whichever is earlier. The amount listed in column (f) assumes that Mr. Gelder suffers a disability until age 65.
(9)	Since Mr. Gelder’s continued participation in the Company’s 401(k) Plan after his termination would not be permitted under the terms of the 401(k) Plan, the Company would be required to make a cash payment to Mr. Gelder equal to the after-tax economic equivalent of the Company’s matching contribution under the 401(k) Plan during the Continuation Period. The maximum matching contribution for Company employees for the 2009 year was $7,350. The amount listed in column (c) assumes that Mr. Gelder contributed the maximum amount under applicable law to the Company’s 401(k) Plan.
(10)	The amount listed in column (c) is an estimate of the excise tax gross-up payment that would be paid to Mr. Gelder. As certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control, the amount listed in column (c) may be larger than the amount that would actually be paid.

Equity Compensation Plan Information

The following table sets forth a description of the Company’s equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Other Rights(1)	Weighted-Average Exercise Price of Outstanding Options and Other Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(3)	1,602,946	N/A	1,031,949
Equity compensation plans not approved by security holders(4)	2,059,411	$14.18	N/A

Total:	3,662,357	$14.18	1,031,949

(1)	The amounts listed in column (a) include securities to be issued upon the vesting of RSUs and exercise of stock options.
(2)	The amounts listed in column (b) do not take into account outstanding RSUs.
(3)	Includes solely awards granted under the 2009 SIP which was approved by the Company’s stockholders on June 3, 2009.
(4)	Includes awards granted under the Company’s Pre-IPO Stock Incentive Plans and 17,183 “employment inducement” awards. The material terms of the Company’s Pre-IPO Stock Incentive Plans are set forth in Note 12 “Stock Incentive Plans” to the Company’s consolidated financial statements contained in the Company’s 2009 Form 10-K. With respect to the employment inducement awards, on September 1, 2008, Ms. Blank was awarded 25,775 RSUs pursuant to the NYSE’s employment inducement exemption from the stockholder approval requirement generally applicable to equity compensation awards. These RSUs vest in three equal annual installments commencing September 1, 2009, subject to Ms. Blank’s continued service through each applicable vesting date and subject to accelerated vesting in the event of Ms. Blank’s death or disability and in certain circumstances relating to a change in control with respect to the Company.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee is or has been an officer or an employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee reviews the level of compensation of directors on an annual basis and the Board of Directors, upon recommendation of the Compensation Committee, approves all director compensation. In setting director compensation, the Compensation Committee and the Board of Directors consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. In addition, the Compensation Committee and the Board of Directors consider the advice of FW Cook, publicly-available data describing director compensation at peer companies and survey data collected by the Company’s Legal Department.

All independent directors receive an annual retainer of $45,000 plus $2,000 for each Board of Directors or committee meeting attended in person and $1,000 for each meeting attended telephonically. For 2009, the Chairman of the Audit Committee received an additional $20,000 retainer, the Chairman of the Compensation Committee received an additional $10,000 retainer and the Chairman of the Nominating and Corporate Governance Committee received an additional $5,000 retainer. In conjunction with its annual review of director compensation, in November 2009, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved an increase in the annual retainer for the Compensation Committee Chairman to $20,000 and an annual retainer for the Company’s Lead Director of $15,000, both effective January 1, 2010. Ms. Bibliowicz and Mr. Callahan, both employees of the Company, receive no compensation for serving on the Board of Directors.

In addition to cash compensation, independent directors typically receive a grant of stock-based compensation at the same time as the Company’s executive officers receive their annual long-term equity incentive compensation. On February 24, 2009, each independent director received a grant of 8,000 RSUs. Subject to the director’s continued service with the Company, these RSUs vest in three equal annual installments commencing February 16, 2010, except for accelerated vesting in the event of a director’s death or disability and in certain circumstances relating to a change in control with respect to the Company. In addition, these RSUs also entitle the holder to receive dividend equivalents in the form of additional RSUs or cash (at the option of the Compensation Committee). In addition, on February 24, 2009, Mr. Mlekush received a grant of 2,667 RSUs in connection with his service as the Board of Directors liaison for NFP’s Advisory Council, an advisory committee comprised of principals of various NFP firms with whom NFP management meets regularly. These RSUs vested in full on January 1, 2010.

The Company also reimburses expenses incurred by directors to attend board and committee meetings and reimburses all directors for up to $5,000 per year for expenses incurred in connection with director education.

Set forth in the table on the next page is the compensation paid to or earned by non-employee directors for their services rendered during 2009. Ms. Bibliowicz has been omitted from this table since she receives no compensation for serving on the Board of Directors. See the “Compensation Discussion and Analysis” and “Compensation Tables and Other Information” above for information regarding Ms. Bibliowicz’s 2009 compensation. Mr. Callahan also did not receive any compensation for serving on the Board of Directors in 2009. His compensation as an employee is set forth in footnote 1 of the table on the next page.

2009 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Stephanie W. Abramson	117,000	21,840	—	—	—	—	138,840
Arthur S. Ainsberg	98,000	21,840	—	—	—	—	119,840
John A. Elliott	107,000	21,840	—	—	—	—	128,840
Shari Loessberg	99,000	21,840	—	—	—	—	120,840
Kenneth C. Mlekush	108,000	29,121	—	—	—	—	137,121

(1)	Mr. Callahan’s total compensation for the 2009 fiscal year was $599,626, which included (i) $315,000 in base salary, (ii) $21,840 in stock awards, (iii) $225,000 in bonus compensation, (iv) $4,546 in above-market nonqualified deferred compensation plan earnings and (v) $33,240 in other compensation. In accordance with recent changes in the SEC’s disclosure rules, the amount reported in clause (ii) reflects the grant date fair value of the 8,000 RSUs that were granted to Mr. Callahan on February 24, 2009 in connection with the annual long-term equity incentive award to employees, computed in accordance with FASB ASC Topic 718. See Note 12 of the consolidated financial statements in the Company’s 2009 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The amount in clause (iii) represents the 2009 bonus that was paid to Mr. Callahan in February 2010. The amount in clause (iv) represents above-market earnings on compensation that was deferred by Mr. Callahan under NFPISI’s Amended and Restated Executive Deferral Plan. Above-market earnings represent the difference between Mr. Callahan’s earnings on the portion of his Executive Deferral Plan account balance allocated to the 6% annual return investment option and the earnings that he would have achieved if such portion of his account balance had earned interest at 120% of the applicable federal long-term rate prescribed by the Code (“Adjusted AFR”) for each month during 2009 in which the 6% annual return rate was higher than the Adjusted AFR. The amount in clause (v) represents $7,350 in matching contributions paid by the Company under the Company’s 401(k) Plan and an increase in Mr. Callahan’s cash compensation in the amount of $13,787 which is equal to Mr. Callahan’s premiums under the Senior Executive Life Insurance Program which is described on page 28 above. The amount in clause (v) also includes $12,103 for certain travel costs for Mr. Callahan’s spouse to accompany him on business travel. Mr. Callahan had 9,910 stock awards and 1,000 stock option awards outstanding as of December 31, 2009.
(2)	The amounts in column (b) represent cash payments received for 2009 service, including the 2009 cash retainer, 2009 committee chairman fees and fees paid for attendance at meetings held in 2009. The cash compensation for each director listed in the table includes $45,000 in fees for the annual retainer paid to directors. Ms. Abramson’s cash compensation includes $62,000 in fees for meeting attendance and an additional $10,000 retainer as Chairman of the Compensation Committee. Mr. Ainsberg’s cash compensation includes $53,000 in fees for meeting attendance. Dr. Elliott’s cash compensation includes $42,000 in fees for meeting attendance and an additional $20,000 retainer as Chairman of the Audit Committee. Ms. Loessberg’s cash compensation includes $54,000 in fees for meeting attendance. Mr. Mlekush’s cash compensation includes $58,000 in fees for meeting attendance and an additional $5,000 retainer as Chairman of the Nominating & Corporate Governance Committee.
(3)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in column (c) reflect the grant date fair value of the 8,000 RSUs that were granted to the applicable director on February 24, 2009, computed in accordance with FASB ASC Topic 718. With respect to Mr. Mlekush, the amount in column (c) also includes the grant date fair value ($7,281) of the additional 2,667 RSUs awarded to Mr. Mlekush on February 24, 2009. See Note 12 of the consolidated financial statements in the Company’s 2009 Form 10-K for information regarding assumptions underlying the valuation of equity awards. The following are the aggregate number of stock awards outstanding for each of the Company’s non-employee directors as of December 31, 2009: each of Ms. Abramson, Mr. Ainsberg, Dr. Elliott, and Ms. Loessberg: 9,000; and Mr. Mlekush: 11,667.
(4)	The following are the aggregate number of stock option awards outstanding for each of the Company’s non-employee directors as of December 31, 2009: Ms. Abramson: 15,000; Mr. Ainsberg: 15,000; Dr. Elliott: 5,000; Ms. Loessberg: 10,000; and Mr. Mlekush: 5,000. No stock options were awarded to the Company’s directors in 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy which provides that the Nominating and Corporate Governance Committee will evaluate and consider for approval and/or ratification transactions, arrangements and relationships that may occur or exist between the Company, on the one hand, and directors, executive officers, holders of more than 5% of the Company’s outstanding Common Stock and certain persons or entities associated with such persons, on the other hand. Under the policy, any transaction, arrangement or relationship, or any material amendment to such transaction, in which the Company, including any of its subsidiaries, was, is or will be a participant and the amount involved exceeds $60,000, and in which any related person had, has or will have a direct or indirect interest, will be deemed to be a “Related Person Transaction.” The policy contains a limited number of permitted transactions that do not require approval or ratification, including, without limitation, (i) any transaction available to all salaried employees of the Company generally and (ii) certain purchases of insurance products or financial services from the Company in the ordinary course.

The Company’s policy provides that, prior to entering into any Related Person Transaction, (i) the related person, (ii) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person or (iii) the business unit or department head responsible for the potential Related Person Transaction will provide notice to the Company’s Legal Department of the facts and circumstances of the proposed Related Person Transaction. The Company’s General Counsel will then assess whether the proposed transaction is a Related Person Transaction and whether the related person has a material interest in such transaction for purposes of the policy. If the General Counsel determines that the proposed transaction is a Related Person Transaction involving an amount in excess of $120,000 and the related person has a material interest in such transaction, the proposed Related Person Transaction will be submitted to the Nominating and Corporate Governance Committee or the Board of Directors for consideration at the next meeting or, if it is not practicable or desirable to wait until the next meeting, to the Chairman of the Nominating and Corporate Governance Committee. If the General Counsel determines that the proposed transaction is a Related Person Transaction involving an amount in excess of $60,000 but less than $120,000 and the related person has a material interest in such transaction, the CEO and CFO, in consultation with the General Counsel, will determine whether to approve such transaction.

The Company’s policy further provides that if the CEO, CFO or General Counsel becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, if the transaction is pending or ongoing, it shall be considered as described above, and ratified, amended or terminated, as appropriate. If the transaction is completed, the applicable reviewing person or persons will evaluate the transaction to determine if rescission or other action is appropriate.

From time to time in the ordinary course of business, certain of the Company’s directors and executive officers and their immediate families, as well as the entities with which they are associated, have been, or in the future may be, clients of one or more of the Company’s subsidiaries. Such transactions have included or may include the purchase of annuity contracts or insurance policies through an NFP subsidiary, the purchase or sale of securities through an NFP-owned broker-dealer, and the investment of funds with an NFP subsidiary operating in the investment advisory business. Any such products or services are provided on an arms’ length basis on substantially the same terms as those prevailing at the time for comparable products or services provided to unrelated third parties.

PROPOSAL II. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as the Company’s independent registered public accounting firm to conduct the audit of the Company’s books and records for the fiscal year ending December 31, 2010. PwC also served as the Company’s independent registered public accounting firm for the previous fiscal year. Representatives of PwC are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accounting firm. Although ratification by stockholders is not required by the Company’s organizational documents or under applicable law, the Audit Committee has determined that requesting ratification by stockholders of its selection of PwC as the Company’s independent registered public accounting firm is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR Proposal II.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by PwC during those periods:

Type of Fees	2009	2008
Audit Fees(1)	$1,828,000	$2,452,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	3,259	1,626

Total Fees	$1,831,259	$2,453,626

(1)	Represents the aggregate fees billed by PwC for professional services rendered for the audits of the Company’s annual consolidated financial statements, for the audit over the effectiveness of the Company’s internal control over financial reporting, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the SEC.
(2)	Represents fees billed for the 2009 and 2008 fiscal years for services related to subscriptions for access to electronic financial reporting and assistance tools.

Audit Committee Approval of Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Before the independent registered public accounting firm is engaged by NFP to render audit or non-audit services, the engagement is approved by the Audit Committee.

All work performed by PwC as described above has been approved in advance by the Audit Committee. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

By Order of the Board of Directors,

STANCIL E. BARTON

Executive Vice President,

General Counsel and Corporate Secretary

April 16, 2010

DIRECTIONS TO THE 2010 ANNUAL STOCKHOLDER MEETING

The Annual Meeting will be held at 1:00 p.m. EDT on Wednesday, May 26, 2010 at the Roosevelt Hotel, East End Suite, 45 East 45th Street at Madison Avenue, New York, NY 10017.

BY BUS

Take the M3, M4 or Q32 bus to Madison Avenue at 45th Street, or the M1 or M2 bus to Madison Avenue at 43rd Street and walk North two blocks.

BY SUBWAY

Take the 4, 5, 6, 7 or S train to Grand Central Station, exit at 42nd Street and Vanderbilt Avenue, then walk one block West to Madison Avenue, turn right and walk three blocks North to 45th Street.

BY CAR

EAST SIDE

Robert F. Kennedy Bridge (RFK Bridge, formerly Triborough Bridge)

- Take Robert F. Kennedy Bridge to FDR Drive South.

- Take Exit #10 onto East 49th Street.

- Turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Queensborough Bridge (59th Street Bridge)

- Take Queensborough Bridge and turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Midtown Tunnel

- Take Midtown Tunnel straight onto 37th Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Brooklyn Bridge

- Take Brooklyn Bridge onto FDR Drive North.

- From FDR Drive North, take Exit # 9 onto 42nd Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

FDR Drive

• SOUTH

- From FDR Drive South take Exit #10 onto East 49th Street.

- Turn left onto 2nd Avenue.

- Turn right onto 45th Street.

- Drive past 4 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

• NORTH

- From FDR Drive North take Exit #9 onto 42nd Street.

- Turn right onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 3 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

WEST SIDE

George Washington Bridge

- Take George Washington Bridge to Henry Hudson Parkway South (West Side Highway).

- Turn left onto 57th Street and travel East across town.

- Turn right onto Lexington Avenue.

- Turn right onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

Henry Hudson Parkway (West Side Highway)

• SOUTH

- Turn left onto 57th Street and travel East across town.

- Turn right onto Lexington Avenue.

- Turn right onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

• NORTH

- Turn right onto 42nd Street and travel East across town.

- Turn left onto 3rd Avenue.

- Turn left onto 45th Street.

- Drive past 2 traffic lights.

- Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

PARKING

There are several parking garages in the area:

MYERS PARKING

380 Madison Avenue at 46th Street (Between 5th & Madison Avenues)

CENTRAL PARKING

135 E. 47th Street (Between Lexington & 3rd Avenues)

KINNEY GARAGE

100 W. 44th Street (Between 6th & 7th Avenues)

KINNEY GARAGE

38 W. 46th Street (Between 5th & 6th Avenues)

Valet parking is available at the front entrance of the hotel.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Votes will be accepted via the Internet and telephone through May 25, 2010, 11:59 PM Eastern Time.

National Financial Partners Corp.	INTERNET http://www.proxyvoting.com/nfp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 69951	▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL DIRECTORS AND “FOR” ITEM 2.	Please mark your votes as indicated in this example	☒

Item I       The Board of Directors recommends a vote FOR each of the    nominees for director named below.

To elect eight directors to serve until the 2011 Annual Meeting of Stockholders and until their successors are elected.

Item II

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm.

To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.

.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
Nominees are:
1.1 Stephanie Abramson	☐	☐	☐	1.5 John Elliott	☐	☐	☐	☐	☐	☐
1.2 Arthur Ainsberg	☐	☐	☐	1.6 J. Barry Griswell	☐	☐	☐
1.3 Jessica Bibliowicz	☐	☐	☐	1.7 Shari Loessberg	☐	☐	☐
1.4 R. Bruce Callahan	☐	☐	☐	1.8 Kenneth Mlekush	☐	☐	☐

Please mark this box if you plan to attend the Annual Meeting.	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature and Title (if applicable):	Signature and Title (if applicable):	Date:
Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, all holders should sign. Executors , administrators, trustees, guardians and attorneys-in-fact should include their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If the signer is a partnership, please sign in partnership name by an authorized person, indicating such individual’s official position or representative capacity.

You can now access your National Financial Partners Corp. account online.

Access your National Financial Partners Corp. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for National Financial Partners Corp., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-637-7865

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the 2009 Annual Report to Stockholders and the 2010 Proxy Statement on the Internet at http://materials.proxyvote.com/63607P.
▼ FOLD AND DETACH HERE ▼

PROXY CARD

NATIONAL FINANCIAL PARTNERS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010.

The undersigned stockholder of National Financial Partners Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Jessica M.Bibliowicz and Stancil E. Barton, and each of them, with full power of substitution, as Proxy or Proxies. Said Proxy or Proxies will vote all shares of the Common Stock of the undersigned, in accordance with the instructions printed on the reverse, at the Annual Meeting of Stockholders of National Financial Partners Corp. to be held on May 26, 2010, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and, in accordance with their best judgment, with respect to such other matters as may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

Please mark this proxy as indicated on the reverse side to vote on the two proposals. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be marked.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
To be marked, dated and signed on the reverse side
WO# 69951